- --------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
- --------------------------------------------------------------------------------

                                    FORM 11-K




            (X)   ANNUAL REPORT PURSUANT TO SECTION 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the fiscal year ended December 31, 1995


                                       OR



            (  )  TRANSITION REPORT PURSUANT TO 15(d) OF
                  THE SECURITIES EXCHANGE ACT OF 1934
            For the transition period from .......... to ..........




            Commission file number 1-4879
                                   ------



                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
- --------------------------------------------------------------------------------
                            (Full title of the plan)







              Diebold, Incorporated 5995 Mayfair Rd. P.O. Box 3077
                         North Canton, Ohio 44720-8077
- --------------------------------------------------------------------------------
             (Name of issuer of the securities held by the plan and
                 the address of its principal executive office)

                              REQUIRED INFORMATION



Audited plan financial statements and schedules prepared in accordance with the financial reporting requirements of the Employee Retirement Income Security Act of 1974, as amended, are filed herewith in lieu of the requirements of an audited statement of financial condition and statement of income and changes in plan equity.




Financial Statements and Exhibits
- ---------------------------------


A) The following financial statements and schedules are filed as part of this annual report:

     1) Statements of Net Assets Available for Benefits - December 31, 1995 and 1994

     2) Statements of Changes in Net Assets Available for Benefits - Years Ended December 31, 1995 and 1994

     3)   Notes to Financial Statements - December 31, 1995 and 1994

     4) Schedule 1 - Item 27 a - Schedule of Assets Held for Investment Purposes - December 31, 1995

     5) Schedule 2 - Item 27 d - Schedule of Reportable Transactions - Year Ended December 31, 1995



B)   The following exhibit is filed as part of this annual report:

     23.  Consent of Independent Auditors


All other schedules required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 have been omitted because there is no information to report.

                          INDEPENDENT AUDITORS' REPORT



The Plan Administrator and Participants
Diebold, Incorporated 401(k) Savings Plan


We have audited the accompanying statements of net assets available for benefits of Diebold, Incorporated 401(k) Savings Plan as of December 31, 1995 and 1994, and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Diebold, Incorporated 401(k) Savings Plan as of December 31, 1995 and 1994, and the changes in net assets available for benefits for the years then ended in conformity with generally accepted accounting principles.

Our audits were performed for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of assets held for investment purposes and reportable transactions are presented for the purpose of additional analysis and are not a required part of the basic financial statements but are supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974. The supplemental schedules have been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, are fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ KPMG PEAT MARWICK LLP
KPMG PEAT MARWICK LLP
Cleveland, Ohio
June 6, 1996

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                              DECEMBER 31, 1995




                                                            PARTICIPANT DIRECTED
                                -----------------------------------------------------------------------------
                                  MANAGED      COMPANY       GROWTH       EQUITY                  INVESTMENT
                                  INCOME        STOCK        COMPANY      INDEX       BALANCED    GRADE BOND
                                 PORTFOLIO      FUND          FUND       PORTFOLIO      FUND         FUND
                                ----------   -----------   -----------   ----------   ----------   ----------
Assets:
 Investments, at fair value -
  Guaranteed Investment
   Contracts -
    Fidelity Managed
     Income Portfolio           $5,579,299   $        --   $        --   $       --   $       --   $       --

  Equities -
   Diebold, Incorporated
    Common Shares                       --    36,351,860            --           --           --           --

  Mutual funds -
   Fidelity Mutual
    Funds                               --            --    13,543,159    7,914,017    6,604,064    4,061,318

  Fidelity Retirement
   Government Money
    Market                              --            --            --           --           --           --

  Victory Financial
   Reserves Portfolio               52,314       473,593       172,710      107,481       87,665       34,820

  Participant notes
   receivable                           --            --            --           --           --           --
                                ----------     ---------     ---------     --------     --------     --------

   Total investments             5,631,613    36,825,453    13,715,869    8,021,498    6,691,729    4,096,138

 Cash                                   --            --        87,655      107,713           --           --

 Accrued income                     28,760         1,958           674          403          322       22,261
                                ----------     ---------     ---------     --------     --------     --------
   Total assets                  5,660,373    36,827,411    13,804,198    8,129,614    6,692,051    4,118,399


Accounts payable                    30,463        50,430            --           --      123,219       50,560
                                ----------     ---------     ---------     --------     --------     --------

Net assets available
 for benefits:                  $5,629,910   $36,776,981   $13,804,198   $8,129,614   $6,568,832   $4,067,839
                                ==========   ===========   ===========   ==========   ==========   ==========


                                        PARTICIPANT DIRECTED
                                --------------------------------------

                                RETIREMENT                    TOTAL
                                GOVERNMENT        LOAN         ALL
                                   FUND           FUND        FUNDS
                                ----------   -----------   -----------
Assets:
 Investments, at fair value -
  Guaranteed Investment
   Contracts -
    Fidelity Managed
     Income Portfolio           $       --   $        --   $ 5,579,299

  Equities -
   Diebold, Incorporated
    Common Shares                       --            --    36,351,860

  Mutual funds -
   Fidelity Mutual
    Funds                               --            --    32,122,558

  Fidelity Retirement
   Government Money
    Market                       1,286,007            --     1,286,007

  Victory Financial
   Reserves Portfolio               13,473            --       942,056

  Participant notes
   receivable                           --       805,713       805,713
                                  --------     ---------     -----------

   Total investments             1,299,480       805,713    77,087,493

 Cash                                   --            --       195,368

 Accrued income                      5,938           459        60,775
                                  --------     ---------     -----------
   Total assets                  1,305,418       806,172    77,343,636


Accounts payable                    20,969            --       275,641
                                  --------     ---------     -----------

Net assets available
 for benefits:                  $1,284,449   $   806,172   $77,067,995
                                ==========   ===========   ===========


See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                 STATEMENT OF NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                                DECEMBER 31, 1994





                                                                         PARTICIPANT DIRECTED
                                     ----------------------------------------------------------------------------------------------
                                       MANAGED     COMPANY      GROWTH      EQUITY               INVESTMENT  RETIREMENT    TOTAL
                                       INCOME       STOCK       COMPANY      INDEX     BALANCED  GRADE BOND  GOVERNMENT     ALL
                                      PORTFOLIO      FUND        FUND      PORTFOLIO     FUND       FUND        FUND       FUNDS
                                     ----------  -----------  ----------  ----------  ----------  ----------  --------  -----------
Assets:
 Investments, at fair value -
  Guaranteed Investment Contracts -
   Fidelity Managed Income
    Portfolio                        $4,351,822  $        --  $       --  $       --  $       --  $       --  $     --  $ 4,351,822

  Equities -
   Diebold, Incorporated
    Common Shares                            --   20,553,494          --          --          --          --        --   20,553,494

  Mutual funds -
   Fidelity Mutual Funds                     --           --   7,639,710   4,538,260   5,225,403   3,209,698        --   20,613,071

  Fidelity Retirement
   Government Money Market                   --           --          --          --          --          --   844,894      844,894

  Victory Prime Obligation
   Money Market                              90      631,909      47,013      45,331          67          46        --      724,456
                                     ----------  -----------  ----------  ----------  ----------  ----------  --------  -----------

   Total investments                  4,351,912   21,185,403   7,686,723   4,583,591   5,225,470   3,209,744   844,894   47,087,737


Accrued income                           21,398        1,537         181      47,965         120      19,290     3,719       94,210
                                     ----------  -----------  ----------  ----------  ----------  ----------  --------  -----------

Net assets available
for benefits:                        $4,373,310  $21,186,940  $7,686,904  $4,631,556  $5,225,590  $3,229,034  $848,613  $47,181,947
                                     ==========  ===========  ==========  ==========  ==========  ==========  ========  ===========

















See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                         YEAR ENDED DECEMBER 31, 1995



                                                          PARTICIPANT DIRECTED
                         ------------------------------------------------------------------------------------
                            MANAGED        COMPANY        GROWTH        EQUITY                    INVESTMENT
                            INCOME          STOCK         COMPANY        INDEX       BALANCED     GRADE BOND
                           PORTFOLIO        FUND           FUND        PORTFOLIO       FUND          FUND
                         ------------   ------------   ------------   -----------   -----------   -----------
Additions:
 Contributions
  Participant            $    892,697   $  2,608,298   $  2,461,120   $ 1,312,192   $ 1,435,926   $   780,818
  Employer                    116,967      4,533,463        273,964       147,005       166,903       100,652
                         ------------   ------------   ------------   -----------   -----------   -----------
                            1,009,664      7,141,761      2,735,084     1,459,197     1,602,829       881,470

 Investment income:
  Registered
    Investment Funds          305,673         14,005        618,654       184,606       261,628       251,567
  Dividends                        --        571,013             --            --            --            --
  Interests                        --             --             --            --            --            --
  Net appreciation
    in the fair
    value of
    investments                    --      9,072,098      2,754,877     1,725,690       554,615       265,894
                         ------------   ------------   ------------   -----------   -----------   -----------
                              305,673      9,657,116      3,373,531     1,910,296       816,243       517,461
    Total additions      ------------   ------------   ------------   -----------   -----------   -----------
                            1,315,337     16,798,877      6,108,615     3,369,493     2,419,072     1,398,931
Deductions:
 Withdrawals                 (422,154)      (786,991)      (224,562)     (160,365)     (172,831)     (107,086)

    Excess of
    additions            ------------   ------------   ------------   -----------   -----------   -----------
    over deductions           893,183     16,011,886      5,884,053     3,209,128     2,246,241     1,291,845

Transfers between funds       363,417       (421,845)       233,241       288,930      (902,999)     (453,040)


Net assets available
 for benefits:
  Beginning of year         4,373,310     21,186,940      7,686,904     4,631,556     5,225,590     3,229,034
                         ------------   ------------   ------------   -----------   -----------   -----------

  End of year            $  5,629,910   $ 36,776,981   $ 13,804,198   $ 8,129,614   $ 6,568,832   $ 4,067,839
                         ============   ============   ============   ===========   ===========   ===========
                                  PARTICIPANT DIRECTED
                         ----------------------------------------
                         RETIREMENT                      TOTAL
                         GOVERNMENT        LOAN           ALL
                            FUND           FUND          FUNDS
                         -----------   ------------   -----------
Additions:
 Contributions
  Participant            $   291,044   $         --   $ 9,782,095
  Employer                    35,505             --     5,374,459
                         -----------   ------------   -----------
                             326,549             --    15,156,554

 Investment income:
  Registered
    Investment Funds          63,172            459     1,699,764
  Dividends                       --             --       571,013
  Interests                       --         29,590        29,590
  Net appreciation
    in the fair
    value of
    investments                   --             --    14,373,174
                         -----------   ------------   -----------
                              63,172         30,049    16,673,541

    Total additions      -----------   ------------   -----------
                             389,721         30,049    31,830,095
Deductions:
 Withdrawals                 (68,662)        (1,396)   (1,944,047)

    Excess of
    additions            -----------   ------------   -----------
    over deductions          321,059         28,653    29,886,048

Transfers between funds      114,777        777,519            --

Net assets available
 for benefits:
  Beginning of year          848,613             --    47,181,947
                         -----------   ------------   -----------

  End of year            $ 1,284,449   $    806,172   $77,067,995
                         ===========   ============   ===========






See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
            STATEMENT OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
                           (WITH FUND INFORMATION)
                          YEAR ENDED DECEMBER 31, 1994





                                                                    PARTICIPANT DIRECTED
                          ---------------------------------------------------------------------------------------------------------
                            MANAGED       COMPANY      GROWTH       EQUITY                  INVESTMENT    RETIREMENT       TOTAL
                            INCOME         STOCK       COMPANY       INDEX      BALANCED    GRADE BOND    GOVERNMENT        ALL
                           PORTFOLIO       FUND         FUND       PORTFOLIO      FUND         FUND          FUND          FUNDS
                          -----------  ------------  -----------  -----------  -----------  -----------  ------------  ------------
Additions:
 Contributions
  Participant             $   703,689  $  2,164,910  $ 2,117,497  $ 1,064,292  $ 1,504,158  $   908,210  $    223,594  $  8,686,350
  Employer                     94,488     4,048,516      243,567      131,397      183,286      114,522        29,652     4,845,428
                          -----------  ------------  -----------  -----------  -----------  -----------  ------------  ------------
                              798,177     6,213,426    2,361,064    1,195,689    1,687,444    1,022,732       253,246    13,531,778

Investment income/(loss):
 Registered Investment
  Funds                       214,214         9,812      272,972      135,774      147,185      255,956        29,962     1,065,875
 Dividends                         --       377,798           --           --           --           --            --       377,798
 Net appreciation/
  (depreciation) in
  the fair value
  of investments                   --       244,411     (425,927)     (97,515)    (385,121)    (418,367)           --    (1,082,519)
                          -----------  ------------  -----------  -----------  -----------  -----------  ------------  ------------
                              214,214       632,021     (152,955)      38,259     (237,936)    (162,411)       29,962       361,154
                          -----------  ------------  -----------  -----------  -----------  -----------  ------------  ------------
   Total additions, net     1,012,391     6,845,447    2,208,109    1,233,948    1,449,508      860,321       283,208    13,892,932

Deductions:
 Withdrawals                 (208,301)     (574,519)    (226,435)     (92,680)    (142,704)    (109,238)      (21,273)   (1,375,150)

   Excess of additions    -----------  ------------  -----------  -----------  -----------  -----------  ------------  ------------
    over deductions           804,090     6,270,928    1,981,674    1,141,268    1,306,804      751,083       261,935    12,517,782


Transfers between funds        69,308       827,597      (20,796)    (488,325)     149,216     (358,334)     (178,666)           --


Net assets available
 for benefits:
  Beginning of year         3,499,912    14,088,415    5,726,026    3,978,613    3,769,570    2,836,285       765,344    34,664,165
                          -----------  ------------  -----------  -----------  -----------  -----------  ------------  ------------


  End of year             $ 4,373,310  $ 21,186,940  $ 7,686,904  $ 4,631,556  $ 5,225,590  $ 3,229,034  $    848,613  $ 47,181,947
                          ===========  ============  ===========  ===========  ===========  ===========  ============  ============










See accompanying notes to financial statements.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS


(1)  Description of the Plan
     -----------------------

     The following brief description of the Diebold, Incorporated 401(k) Savings Plan (the "Plan") provides only general information. Participants should refer to the Plan document for a more complete description of the Plan's provisions.

     (a)  General
          -------

          The Board of Directors of Diebold, Incorporated (the "Employer") established this defined contribution plan effective as of April 1, 1990. The Plan covers all non-bargaining unit employees of the Employer and affiliates who have completed ninety days of employment. The Plan is subject to certain provisions of the Employee Retirement Income Security Act of 1974 (ERISA).

     (b)  Contributions
          -------------

          For the years ended December 31, 1995 and 1994, the Plan allowed each participant to contribute from one to ten percent (in one percent increments) of pre-tax compensation, but not in excess of the maximum amount permitted by the Internal Revenue Code of 1986.

          In 1995 and 1994, the Employer contributed as a Basic Matching Contribution an amount equal to sixty cents for each dollar of a participant's pre-tax contributions during each payroll period up to three percent of the participant's compensation in such payroll period and thirty cents for each dollar of a participant's pre-tax contributions on the next three percent of the participant's compensation in such payroll period.

          At the end of any Plan Year, the Employer, at its discretion, may determine that an Additional Matching Contribution be made for the next succeeding Plan year. The amount of any Additional Matching Contribution shall be determined solely by action of the Board of Directors. An Additional Matching Contribution was made in 1995 and 1994 such that the total matching contribution (including the Basic Matching Contribution) was eighty cents for each dollar of a participant's pre-tax contributions during each payroll period up to four percent of the participant's compensation in such payroll period and forty cents for each dollar of a participant's pre-tax contributions on the next four percent of the participant's compensation in such payroll period.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

     (c)  Participants' Accounts
          ----------------------

          As of January 1, 1992, the Employer, as the plan administrator for the Plan, established two separate accounts for each participant, a Regular Account and a Retiree Medical Funding Account. All participant contributions are deposited into the Regular Account. Each participant may direct that his or her contributions to the Regular Account be invested in the Managed Income Portfolio, the Company Stock Fund, the Growth Company Fund, the Equity Index Portfolio, the Balanced Fund, the Investment Grade Bond Fund, the Retirement Government Money Market Fund, or any combination thereof with the minimum investment in any fund/portfolio of five percent.

          For 1995 and 1994, the Employer's Basic Matching Contribution was divided between the Regular Account and the Retiree Medical Funding Account. The portion of the Employer's Basic Matching Contribution which was equal to thirty cents for each dollar contributed by a participant up to three percent of the participant's compensation in such payroll period was deposited in the Retiree Medical Funding Account. These Employer contributions were invested in the above named funds and/or portfolios according to the participant's direction. In 1995 and 1994, the additional fifty cents for each dollar of participant's pre-tax contributions on the first three percent of pay was deposited in the Regular Account and was invested in the Company Stock Fund.

     (d)  Vesting
          -------

          A participant's pre-tax contributions and earnings and the Employer's pre-tax contributions and earnings are immediately vested and nonforfeitable.

     (e)  Distribution of Benefits
          ------------------------

          Upon termination of service with the Employer or affiliate, a participant shall receive his or her total account balance in a lump sum payment if such total account balance does not exceed $3,500. Otherwise, the participant may elect to receive his or her total account balance in a lump sum payment upon termination or defer receipt until retirement date.

          A participant entitled to a distribution during the years ended December 31, 1995 and 1994, received cash for his or her lump sum distribution, except for funds in the Company Stock Fund for which an election of cash or the Employer's Common Shares was made.

     (f)  Withdrawals
          -----------

          Until March 31, 1995, a financial hardship provision was available enabling a participant to withdraw an amount to cover an immediate and heavy financial need.

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                          NOTES TO FINANCIAL STATEMENTS

                                   (continued)

     (g)  Participant Notes Receivable
          ----------------------------

          Effective April 1, 1995, the Plan was amended and the Loan Fund was established to administer the activities of participant loans. Loan transactions are treated as a transfer to (from) the investment fund from (to) the Loan Fund. Under the terms of the Plan, active participants of the Plan may borrow against their account balances. The minimum amount of any loan is $1,000 and the maximum is $50,000 or 50% of a participant's total vested balance (in $100 increments), whichever is less. Loan payments are made through equal payroll deductions over the loan period of one to five years. All loans must be repaid in full year increments. Interest charged is determined by the Savings Plan Committee based on the prime interest rate plus one percent as of the loan effective date.

     (h)  Expenses
          --------

          All costs and expenses incident to the administration of the Plan and the management of the trust fund are paid by the Plan administrator except for loan processing and administration fees associated with the Loan Fund which are borne by the individual loan participants.

(2)  Summary of Significant Accounting Policies
     ------------------------------------------

     (a)  Basis of Presentation
          ---------------------

          The accompanying financial statements have been prepared on an accrual basis in accordance with generally accepted accounting principles.

     (b)  Investments
          -----------

          The Plan's investments are stated at fair value as of the last business day of the Plan year. Shares of registered investment companies are valued at quoted market prices which represent the net asset value of shares held by the Plan at year-end. The Company stock is valued at its quoted market price. Participant notes receivable are valued at cost which approximates fair value. All purchases and sales transactions are recorded on a trade date basis.

     (c)  Reclassifications
          -----------------

          Certain reclassifications have been made to the prior period financial statements to conform with current presentation format.

(3)  Federal Income Taxes
     --------------------

     On November 19, 1992, the Plan received a determination letter from the Internal Revenue Service that the Plan qualified under the provisions of
     Section 401(a) and 401(k) of the Internal Revenue Code and that the trust was exempt from federal income taxes under Section 501(c). The plan administrator believes that the Plan continues to qualify under the provisions of Section 401(a) and 401(k) and that the trust is exempt from federal income taxes.

(4)  Plan Termination
     ----------------

     Although it has not expressed any intent to do so, the Employer reserves the right at any time, by action of its Board of Directors, to terminate the Plan or discontinue contributions thereto.

                                                                      Schedule 1
                                                                      ----------

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
           ITEM 27 a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
                                DECEMBER 31, 1995
                                 EIN: 34-0183970
                                Plan Number: 012


Column A                Column B                         Column C                               Column D           Column E
- --------                --------                         --------                               --------           --------
                                                  Description of Investment
                    Identity of Issue,           Including Maturity Date, Rate
                    Borrower, Lessor,           of Interest, Collateral, Par, or                                     Current
                    or Similar Party                   Maturity Value                              Cost              Value
                    ----------------                   --------------                              ----              -----
                    Fidelity Investments     Guaranteed Investment Contracts                   $ 5,579,299        $ 5,579,299

                    Diebold, Incorporated    656,467 Shares Common Stock                        22,132,231         36,351,860

                    Fidelity Investments     Growth Company Fund                                10,923,601         13,543,159

                    Fidelity Investments     Equity Index Portfolio                              6,006,093          7,914,017

                    Fidelity Investments     Balanced Fund                                       6,280,727          6,604,064

                    Fidelity Investments     Investment Grade Bond Fund                          4,006,140          4,061,318

                    Fidelity Investments     Retirement Government Money Market                  1,286,007          1,286,007

      *             Society Bank             Victory Financial Reserves Portfolio                  942,056            942,056

      *             Participant Loans        Participant loans with various rates of interest
                                             from 9.75% to 10% and various maturity dates
                                             from 1996 to 2001                                           0            805,713

                                             Cash                                                  195,368            195,368
                                                                                               -----------        -----------

                                                                                               $57,351,522        $77,282,861
                                                                                               ===========        ===========

- ----------
*  Party-in-interest





See accompanying independent auditor's report.

                                                                      Schedule 2
                                                                      ----------

                    DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                 ITEM 27 d - SCHEDULE OF REPORTABLE TRANSACTIONS
                          YEAR ENDED DECEMBER 31, 1995
                                 EIN: 34-0183970
                                Plan Number: 012




Reportable transactions for the year ended December 31, 1995 as reported by the Plan's trustee, Society National Bank, now known as Key Bank, are listed on the subsequent pages as follows:




                             FUND                                             PAGES
                -----------------------------                                 -----
                Managed Income Portfolio                                    13 - 18
                Company Stock Fund                                          19 - 26
                Growth Company Fund                                         27 - 32
                Equity Index Portfolio                                      33 - 37
                Balanced Fund                                               38 - 42
                Investment Grade Bond Fund                                  43 - 47
                Retirement Government Fund                                  48 - 53


The following key may be used to correlate the information provided by the Plan's Trustee to the presentation required by the Employee Retirement Income Security Act of 1974 (ERISA) and its related regulations for Category 1 transactions:


        ERISA Presentation                                      Plan Trustee Presentation
        ------------------                                      -------------------------
        (A) Identity of party involved                          Identified in heading
        (B) Description of assets                               Issue, shares/par value, description
        (C) Purchase price                                      Cash, purchase/sale proceeds
        (D) Selling price                                       Cash, purchase/sale proceeds
        (E) Lease/rental                                        Not used
        (F) Expense incurred with transaction                   Transaction expense
        (G) Cost of asset                                       Historical cost
        (H) Current value of asset on transaction date          Cash, purchase/sale proceeds
        (I) Net gain or (loss)                                  Not used



See accompanying independent auditor's report.

  06967-026
  PAGE 43
  DIEBOLD INC SAL 401K- MNGD INC FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,351,912.37
                    *****************************************

  TRADE           SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
  DATE            PAR VALUE           SALE             PRICE          EXPENSE          PROCEEDS             COST

                    FIDELITY MANAGED INCOME PORTFOLIO
                 --------------------------------------
  01/10/95          21,338          REINVESTED           0.00          0.00           -21,338.48         21,338.48
  01/23/95          30,000          PURCHASED            1.00          0.00           -30,000.00         30,000.00
  02/01/95          49,200          PURCHASED            1.00          0.00           -49,200.00         49,200.00
  02/07/95          21,732          REINVESTED           0.00          0.00           -21,731.65         21,731.65
  02/13/95          40,906          PURCHASED            1.00          0.00           -40,906.45         40,906.45
  02/27/95          32,150          PURCHASED            1.00          0.00           -32,150.00         32,150.00
  03/14/95          31,500          PURCHASED            1.00          0.00           -31,500.00         31,500.00
  03/15/95          20,510          REINVESTED           0.00          0.00           -20,509.76         20,509.76
  03/30/95          37,100          PURCHASED            1.00          0.00           -37,100.00         37,100.00
  04/12/95          23,572          REINVESTED           0.00          0.00           -23,572.09         23,572.09
  05/03/95         522,900          PURCHASED            1.00          0.00          -522,900.00        522,900.00
  05/10/95          23,007          REINVESTED           0.00          0.00           -23,007.08         23,007.08
  05/15/95          44,700          PURCHASED            1.00          0.00           -44,700.00         44,700.00
  05/19/95          12,000          SOLD                 1.00          0.00            12,000.00         12,000.00
  06/14/95          26,600          PURCHASED            1.00          0.00           -26,600.00         26,600.00
  06/14/95          42,700          PURCHASED            1.00          0.00           -42,700.00         42,700.00
  06/21/95          26,406          REINVESTED           0.00          0.00           -26,406.47         26,406.47
  06/29/95          46,900          PURCHASED            1.00          0.00           -46,900.00         46,900.00
  06/28/95          64,650          SOLD                 1.00          0.00            64,650.00         64,650.00
  07/13/95          32,700          PURCHASED            1.00          0.00           -32,700.00         32,700.00
  07/14/95          26,289          REINVESTED           0.00          0.00           -26,288.57         26,288.57
  08/02/95           6,900          PURCHASED            1.00          0.00            -6,900.00          6,900.00
  08/07/95          27,095          REINVESTED           0.00          0.00           -27,095.12         27,095.12
  08/16/95          44,300          PURCHASED            1.00          0.00           -44,300.00         44,300.00
  09/05/95          27,316          REINVESTED           0.00          0.00           -27,315.67         27,315.67
  09/01/95          26,000          SOLD                 1.00          0.00            26,000.00         26,000.00
  09/18/95         143,300          SOLD                 1.00          0.00           143,300.00        143,300.00
  09/28/95          44,200          PURCHASED            1.00          0.00           -44,200.00         44,200.00
  10/23/95          34,900          PURCHASED            1.00          0.00           -34,900.00         34,900.00
  11/10/95          26,240          REINVESTED           0.00          0.00           -26,239.71         26,239.71

  06967-026
  PAGE 44
  DIEBOLD INC SAL 401K- MNGD INC FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,351,912.37
                    *****************************************

  TRADE           SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
  DATE            PAR VALUE           SALE             PRICE          EXPENSE          PROCEEDS             COST
  11/10/95          26,963          REINVESTED           0.00          0.00           -26,962.86         26,962.86
  11/30/95         109,200          PURCHASED            1.00          0.00          -109,200.00        109,200.00
  12/15/95          26,103          REINVESTED           0.00          0.00           -26,102.91         26,102.91

                      TOTAL                                            0.00         1,719,376.82      1,719,376.82

                         MUTUAL FUNDS RECEIVABLES
                 ---------------------------------------
  11/30/95        109,200           PURCHASED            1.00          0.00          -109,200.00        109,200.00
  11/30/95       -109,200           PURCHASE-REV         1.00          0.00           109,200.00       -109,200.00

                      TOTAL                                            0.00           218,400.00              0.00

                      VICTORY FINANCIAL RESERVES PORT
                 ----------------------------------------
   4/ 3/95              31          PURCHASED            1.00          0.00               -30.83             30.83
   4/ 4/95              15          PURCHASED            1.00          0.00               -15.15             15.15
   4/12/95          41,676          PURCHASED            1.00          0.00           -41,676.45         41,676.45
   4/17/95             120          PURCHASED            1.00          0.00              -120.16            120.16
   4/26/95           5,033          PURCHASED            1.00          0.00            -5,033.02          5,033.02
   4/28/95          53,971          PURCHASED            1.00          0.00           -53,971.33         53,971.33
   5/ 1/95             150          PURCHASED            1.00          0.00              -149.95            149.95
   5/ 4/95          17,824          SOLD                 1.00          0.00            17,824.20         17,824.20
   5/ 9/95          83,146          SOLD                 1.00          0.00            83,145.99         83,145.99
   5/15/95          44,738          PURCHASED            1.00          0.00           -44,737.74         44,737.74
   5/16/95          44,700          SOLD                 1.00          0.00            44,700.00         44,700.00
   5/18/95              64          SOLD                 1.00          0.00                64.44             64.44
   5/23/95             650          PURCHASED            1.00          0.00              -649.98            649.98
   5/24/95              69          PURCHASED            1.00          0.00               -68.64             68.64
   5/30/95              70          PURCHASED            1.00          0.00               -70.18             70.18
   5/31/95          46,448          PURCHASED            1.00          0.00           -46,447.70         46,447.70
   6/ 2/95             125          PURCHASED            1.00          0.00              -125.11            125.11
   6/ 5/95         506,074          PURCHASED            1.00          0.00          -506,073.92        506,073.92

  06967-026
  PAGE 45
  DIEBOLD INC SAL 401K- MNGD INC FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,351,912.37
                    *****************************************

  TRADE           SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
  DATE            PAR VALUE           SALE             PRICE          EXPENSE          PROCEEDS             COST
   6/ 8/95          21,845          SOLD                 1.00          0.00            21,845.17         21,845.17
   6/ 9/95              92          PURCHASED            1.00          0.00               -91.88             91.88
   6/15/95         489,062          SOLD                 1.00          0.00           489,062.14        489,062.14
   6/16/95          42,604          SOLD                 1.00          0.00            42,603.53         42,603.53
   6/23/95              85          PURCHASED            1.00          0.00               -85.45             85.45
   6/29/95             102          SOLD                 1.00          0.00               102.02            102.02
   6/30/95          11,441          PURCHASED            1.00          0.00           -11,441.32         11,441.32
   7/ 3/95             949          PURCHASED            1.00          0.00              -948.60            948.60
   7/ 5/95          11,246          SOLD                 1.00          0.00            11,245.74         11,245.74
   7/ 7/95              85          PURCHASED            1.00          0.00               -85.21             85.21
   7/10/95           2,359          PURCHASED            1.00          0.00            -2,359.49          2,359.49
   7/14/95           3,528          SOLD                 1.00          0.00             3,528.34          3,528.34
   7/21/95              85          PURCHASED            1.00          0.00               -85.12             85.12
   7/24/95           1,349          PURCHASED            1.00          0.00            -1,348.75          1,348.75
   8/ 1/95           1,818          PURCHASED            1.00          0.00            -1,818.05          1,818.05
   8/ 2/95          45,799          PURCHASED            1.00          0.00           -45,799.23         45,799.23
   8/ 3/95          10,291          SOLD                 1.00          0.00            10,290.52         10,290.52
   8/ 4/95          38,821          SOLD                 1.00          0.00            38,821.17         38,821.17
   8/ 8/95             135          PURCHASED            1.00          0.00              -134.86            134.86
   8/14/95             135          SOLD                 1.00          0.00               134.86            134.86
   8/16/95          44,356          PURCHASED            1.00          0.00           -44,356.41         44,356.41
   8/17/95          44,074          SOLD                 1.00          0.00            44,074.37         44,074.37
   8/18/95             114          PURCHASED            1.00          0.00              -113.96            113.96
   8/31/95          47,706          PURCHASED            1.00          0.00           -47,705.71         47,705.71
   9/ 1/95              28          PURCHASED            1.00          0.00               -27.71             27.71
   9/ 5/95          12,335          PURCHASED            1.00          0.00           -12,335.14         12,335.14
   9/ 6/95             209          PURCHASED            1.00          0.00              -208.88            208.88
   9/ 7/95          26,000          PURCHASED            1.00          0.00           -26,000.00         26,000.00
   9/12/95          78,060          SOLD                 1.00          0.00            78,060.22         78,060.22
   9/13/95           3,768          SOLD                 1.00          0.00             3,767.68          3,767.68
   9/19/95           4,846          SOLD                 1.00          0.00             4,845.54          4,845.54
   9/20/95          48,870          PURCHASED            1.00          0.00           -48,870.16         48,870.16
   9/28/95          48,870          SOLD                 1.00          0.00            48,870.16         48,870.16

  06967-026
  PAGE 46
  DIEBOLD INC SAL 401K- MNGD INC FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,351,912.37
                    *****************************************

  TRADE           SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
  DATE            PAR VALUE           SALE             PRICE          EXPENSE          PROCEEDS             COST
  10/ 2/95             177          PURCHASED            1.00          0.00              -177.41            177.41
  10/ 4/95             207          PURCHASED            1.00          0.00              -207.18            207.18
  10/10/95             3B5          SOLD                 1.00          0.00               384.59            384.59
  10/24/95              97          PURCHASED            1.00          0.00               -96.85             96.85
  10/30/95              60          PURCHASED            1.00          0.00               -59.84             59.84
  10/31/95          42,840          PURCHASED            1.00          0.00           -42,839.91         42,839.91
  11/ 1/95               7          PURCHASED            1.00          0.00                -6.71              6.71
  11/ 7/95           3,171          SOLD                 1.00          0.00             3,170.85          3,170.85
  11/10/95          19,496          SOLD                 1.00          0.00            19,495.53         19,495.53
  11/14/95          41,293          PURCHASED            1.00          0.00           -41,293.23         41,293.23
  11/27/95              76          PURCHASED            1.00          0.00               -76.38             76.38
  11/28/95           3,485          SOLD                 1.00          0.00             3,485.27          3,485.27
  11/29/95          11,126          SOLD                 1.00          0.00            11,126.14         11,126.14
  11/30/95          62,186          PURCHASED            1.00          0.00           -62,186.25         62,186.25
  11/30/95         109,200          SOLD                 1.00          0.00           109,200.00        109,200.00
  12/ 1/95          12,739          PURCHASED            1.00          0.00           -12,739.10         12,739.10
  12/11/95             129          PURCHASED            1.00          0.00              -129.14            129.14
  12/14/95          38,874          PURCHASED            1.00          0.00           -38,873.67         38,873.67
  12/15/95             380          PURCHASED            1.00          0.00              -379.95            379.95
  12/28/95             112          PURCHASED            1.00          0.00              -111.50            111.50

                     TOTAL                                             0.00         2,232,011.68      2,232,011.68

                      VICTORY PRIME OBLIGATIONS FUND
                  ---------------------------------------
   1/ 4/95              60          PURCHASED            1.00          0.00               -59.53             59.53
   1/ 6/95              65          PURCHASED            1.00          0.00               -64.76             64.76
   1/11/95          29,919          PURCHASED            1.00          0.00           -29,918.60         29,918.60
   1/12/95           1,119          PURCHASED            1.00          0.00            -1,118.57          1,118.57
   1/19/95              60          PURCHASED            1.00          0.00               -60.10             60.10
   1/24/95          92,270          PURCHASED            1.00          0.00           -92,270.39         92,270.39
   1/25/95             623          PURCHASED            1.00          0.00              -622.64            622.64
   1/26/95         124,205          SOLD                 1.00          0.00           124,204.87        124,204.87

  06967-026
  PAGE 47
  DIEBOLD INC SAL 401K- MNGD INC FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,351,912.37
                    *****************************************

  TRADE           SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
  DATE            PAR VALUE           SALE             PRICE          EXPENSE          PROCEEDS             COST
   1/30/95          37,986          PURCHASED            1.00          0.00           -37,986.13         37,986.13
   1/31/95          11,218          PURCHASED            1.00          0.00           -11,218.09         11,218.09
   2/ 1/95           1,000          PURCHASED            1.00          0.00            -1,000.00          1,000.00
   2/ 2/95          49,096          SOLD                 1.00          0.00            49,096.43         49,096.43
   2/ 3/95              97          PURCHASED            1.00          0.00               -96.85             96.85
   2/10/95             590          SOLD                 1.00          0.00               590.04            590.04
   2/13/95          40,292          PURCHASED            1.00          0.00           -40,291.85         40,291.85
   2/14/95          40,906          SOLD                 1.00          0.00            40,906.45         40,906.45
   2/17/95              87          PURCHASED            1.00          0.00               -86.65             86.65
   2/28/95              47          SOLD                 1.00          0.00                47.04             47.04
   3/ 2/95              99          PURCHASED            1.00          0.00               -99.19             99.19
   3/ 7/95             139          SOLD                 1.00          0.00               138.80            138.80
   3/10/95           1,951          PURCHASED            1.00          0.00            -1,950.54          1,950.54
   3/14/95          29,593          PURCHASED            1.00          0.00           -29,593.17         29,593.17
   3/15/95          31,500          SOLD                 1.00          0.00            31,500.00         31,500.00
   3/17/95             124          PURCHASED            1.00          0.00              -123.83            123.83
   3/24/95           4,359          PURCHASED            1.00          0.00            -4,359.01          4,359.01
   3/30/95          32,604          PURCHASED            1.00          0.00           -32,604.28         32,604.28
   3/31/95          37,100          SOLD                 1.00          0.00            37,100.00         37,100.00
   4/ 3/95              31          SOLD                 1.00          0.00                30.83             30.83

                     TOTAL                                             0.00           567,138.64        567,138.64


  06967-026
  PAGE 48
  DIEBOLD INC SAL 401K- MNGD INC FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY BROKER
                  COMPUTED ON A 12/31/94 VALUE OF $4,351,912.37
                    *****************************************

  TRADE        SHARES/    BUY/                                     TRANSACTION                           HISTORICAL
  DATE         PAR VALUE  SELL       DESCRIPTION                      EXPENSE           CASH                COST

                              MUTUAL FUND
               ----------------------------------------
11/30/95        109,200    B   MUTUAL FUNDS RECEIVABLES                0.00          -109,200.00        109,200.00
11/30/95       -109,200    B   MUTUAL FUNDS RECEIVABLES                0.00           109,200.00       -109,200.00

06967-006
PAGE 68
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE          SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
   DATE           PAR VALUE           SALE             PRICE          EXPENSE         PROCEEDS              COST

                                 DIEBOLD INC
                  -----------------------------------------
  12/27/94           3,700          PURCHASED           41.81          222.00        -154,697.00        154,697.00
  12/28/94           2,000          PURCHASED           42.41          120.00         -84,828.00         84,828.00
  12/28/94           2,786          PURCHASED           42.41          167.16        -118,165.40        118,165.40
  12/29/94           6,598          PURCHASED           41.53          395.88        -273,995.15        273,995.15
   1/23/95           6,200          PURCHASED           35.00          372.00        -217,000.00        217,000.00
   2/ 1/95           9,116          PURCHASED           35.31          546.96        -321,885.96        321,885.96
   2/10/95          10,463          PURCHASED           35.92          418.52        -375,778.65        375,778.65
   2/27/95           8,847          PURCHASED           35.06          530.82        -310,175.82        310,175.82
   3/ 2/95              19          PURCHASED           35.47            1.71            -673.84            673.84
   3/14/95          10,775          PURCHASED           36.99          431.00        -398,571.56        398,571.56
   3/30/95           8,632          PURCHASED           35.94          604.24        -310,277.24        310,277.24
   5/ 3/95          17,126          PURCHASED           41.16          685.04        -704,991.79        704,991.79
   5/15/95           7,654          PURCHASED           41.36          459.24        -316,561.79        316,561.79
   5/19/95           3,710          SOLD                40.44          222.60         150,027.39        118,502.18
   6/14/95           8,039          PURCHASED           43.19          482.34        -347,164.22        347,164.22
   6/15/95           6,765          PURCHASED           43.31          405.90        -292,992.15        292,992.15
   6/29/95           4,887          PURCHASED           43.69          293.22        -213,488.60        213,488.60
   7/18/95           4,942          PURCHASED           45.56          296.52        -225,157.52        225,157.52
   8/ 2/95           2,633          PURCHASED           46.59          236.97        -122,671.47        122,671.47
   8/18/95           6,864          PURCHASED           46.31          411.84        -317,871.84        317,871.84
   9/ 1/95           3,118          PURCHASED           46.68          187.08        -145,563.83        145,563.83
   9/18/95           8,222          PURCHASED           48.04          493.32        -394,951.99        394,951.99
   9/28/95           7,160          PURCHASED           45.93          429.60        -328,894.60        328,894.60
  10/23/95           4,347          PURCHASED           52.31          260.82        -227,391.57        227,391.57
  11/30/95           6,895          PURCHASED           57.63          275.80        -397,365.75        397,365.75
  12/ 1/95           7,399          PURCHASED           57.91          295.96        -428,490.89        428,490.89

                     TOTAL                                           9,246.54       7,179,634.02      7,148,108.81

06967-006
PAGE 69
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE          SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
   DATE           PAR VALUE           SALE             PRICE          EXPENSE         PROCEEDS              COST

                           VICTORY FINANCIAL RESERVES PORT
                  -------------------------------------------
   4/ 3/95         310,370          PURCHASED            1.00          0.00          -310,369.80        310,369.80
   4/ 4/95             837          PURCHASED            1.00          0.00              -836.64            836.64
   4/ 7/95         310,277          SOLD                 1.00          0.00           310,277.24        310,277.24
   4/12/95         279,414          PURCHASED            1.00          0.00          -279,414.20        279,414.20
   4/17/95           1,577          PURCHASED            1.00          0.00            -1,576.86          1,576.86
   4/26/95           4,901          PURCHASED            1.00          0.00            -4,900.88          4,900.88
   4/28/95         314,229          PURCHASED            1.00          0.00          -314,228.80        314,228.80
   5/ 1/95           1,081          PURCHASED            1.00          0.00            -1,080.78          1,080.78
   5/ 4/95         214,013          PURCHASED            1.00          0.00          -214,012.89        214,012.89
   5/ 9/95          99,022          SOLD                 1.00          0.00            99,021.96         99,021.96
   5/10/95           2,048          PURCHASED            1.00          0.00            -2,047.70          2,047.70
   5/11/95         704,992          SOLD                 1.00          0.00           704,991.79        704,991.79
   5/15/95         290,446          PURCHASED            1.00          0.00          -290,446.05        290,446.05
   5/18/95         137,951          SOLD                 1.00          0.00           137,950.99        137,950.99
   5/23/95         166,673          SOLD                 1.00          0.00           166,672.62        166,672.62
   5/30/95             999          PURCHASED            1.00          0.00              -998.91            998.91
   5/31/95         314,723          PURCHASED            1.00          0.00          -314,722.96        314,722.96
   6/ 2/95           1,445          PURCHASED            1.00          0.00            -1,445.45          1,445.45
   6/ 5/95         249,980          PURCHASED            1.00          0.00          -249,979.97        249,979.97
   6/ 7/95           7,378          SOLD                 1.00          0.00             7,378.05          7,378.05
   6/ 8/95         129,721          SOLD                 1.00          0.00           129,720.71        129,720.71
   6/ 9/95             719          PURCHASED            1.00          0.00              -718.79            718.79
   6/12/95         140,018          PURCHASED            1.00          0.00          -140,017.68        140,017.68
   6/15/95          67,586          PURCHASED            1.00          0.00           -67,585.77         67,585.77
   6/16/95           1,981          PURCHASED            1.00          0.00            -1,981.04          1,981.04
   6/20/95         347,164          SOLD                 1.00          0.00           347,164.22        347,164.22
   6/21/95         292,992          SOLD                 1.00          0.00           292,992.15        292,992.15
   6/23/95             690          PURCHASED            1.00          0.00              -689.52            689.52
   6/26/95          12,692          PURCHASED            1.00          0.00           -12,691.97         12,691.97
   6/29/95          13,577          SOLD                 1.00          0.00            13,576.93         13,576.93
   6/30/95         259,236          PURCHASED            1.00          0.00          -259,236.37        259,236.37

06967-006
PAGE 70
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE          SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
   DATE           PAR VALUE           SALE             PRICE          EXPENSE         PROCEEDS              COST
   7/ 3/95           3,522          PURCHASED            1.00          0.00            -3,522.48          3,522.48
   7/ 5/95          44,645          SOLD                 1.00          0.00            44,645.38         44,645.38
   7/ 6/95         213,489          SOLD                 1.00          0.00           213,488.60        213,488.60
   7/ 7/95             761          PURCHASED            1.00          0.00              -761.39            761.39
   7/14/95         219,879          PURCHASED            1.00          0.00          -219,878.97        219,878.97
   7/21/95             718          PURCHASED            1.00          0.00              -717.82            717.82
   7/24/95         225,158          SOLD                 1.00          0.00           225,157.52        225,157.52
   7/26/95           1,123          PURCHASED            1.00          0.00            -1,122.95          1,122.95
   8/ 1/95           5,205          PURCHASED            1.00          0.00            -5,204.76          5,204.76
   8/ 2/95         324,279          PURCHASED            1.00          0.00          -324,279.49        324,279.49
   8/ 3/95          24,019          SOLD                 1.00          0.00            24,019.28         24,019.28
   8/ 4/95         166,535          SOLD                 1.00          0.00           166,535.40        166,535.40
   8/ 7/95           9,206          PURCHASED            1.00          0.00            -9,206.18          9,206.18
   8/ 8/95         122,671          SOLD                 1.00          0.00           122,671.47        122,671.47
   8/10/95          18,151          SOLD                 1.00          0.00            18,151.43         18,151.43
   8/14/95           3,016          SOLD                 1.00          0.00             3,015.98          3,015.98
   8/15/95              10          SOLD                 1.00          0.00                10.00             10.00
   8/16/95         307,019          PURCHASED            1.00          0.00          -307,019.05        307,019.05
   8/17/95           5,888          PURCHASED            1.00          0.00            -5,887.86          5,887.86
   8/18/95             785          PURCHASED            1.00          0.00              -785.21            785.21
   8/24/95         317,870          SOLD                 1.00          0.00           317,870.48        317,870.48
   8/29/95               2          SOLD                 1.00          0.00                 2.28              2.28
   8/31/95         329,123          PURCHASED            1.00          0.00          -329,122.61        329,122.61
   9/ 1/95             614          PURCHASED            1.00          0.00              -613.62            613.62
   9/ 5/95          48,576          SOLD                 1.00          0.00            48,575.63         48,575.63
   9/ 6/95          70,257          SOLD                 1.00          0.00            70,257.01         70,257.01
   9/ 7/95           8,356          PURCHASED            1.00          0.00            -8,355.97          8,355.97
   9/ 8/95         145,564          SOLD                 1.00          0.00           145,563.83        145,563.83
   9/11/95         147,322          PURCHASED            1.00          0.00          -147,322.08        147,322.08
   9/12/95          64,793          SOLD                 1.00          0.00            64,792.52         64,792.52
   9/13/95           1,066          SOLD                 1.00          0.00             1,065.99          1,065.99
   9/15/95           1,520          PURCHASED            1.00          0.00            -1,520.11          1,520.11
   9/18/95              14          PURCHASED            1.00          0.00               -13.80             13.80

06967-006
PAGE 71
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE          SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
   DATE           PAR VALUE           SALE             PRICE          EXPENSE         PROCEEDS             COST
   9/19/95         280,677          PURCHASED            1.00          0.00          -280,676.79        280,676.79
   9/22/95         394,952          SOLD                 1.00          0.00           394,951.99        394,951.99
   9/26/95           1,000          PURCHASED            1.00          0.00            -1,000.00          1,000.00
   9/28/95          45,473          SOLD                 1.00          0.00            45,472.72         45,472.72
   9/29/95         318,812          PURCHASED            1.00          0.00          -318,812.17        318,812.17
  10/ 2/95           6,949          PURCHASED            1.00          0.00            -6,949.48          6,949.48
  10/ 4/95         322,835          SOLD                 1.00          0.00           322,835.16        322,835.16
  10/10/95           2,926          SOLD                 1.00          0.00             2,926.49          2,926.49
  10/17/95         613,804          PURCHASED            1.00          0.00          -613,803.70        613,803.70
  10/18/95          74,065          SOLD                 1.00          0.00            74,064.90         74,064.90
  10/24/95         312,272          SOLD                 1.00          0.00           312,271.94        312,271.94
  10/25/95               0          PURCHASED            1.00          0.00                -0.30              0.30
  10/27/95         227,392          SOLD                 1.00          0.00           227,391.57        227,391.57
  10/30/95             813          PURCHASED            1.00          0.00              -812.54            812.54
  10/31/95         332,024          PURCHASED            1.00          0.00          -332,024.36        332,024.36
  11/ 1/95             844          PURCHASED            1.00          0.00              -843.55            843.55
  11/ 2/95          12,980          PURCHASED            1.00          0.00           -12,980.00         12,980.00
  11/ 3/95           1,290          PURCHASED            1.00          0.00            -1,290.15          1,290.15
  11/ 7/95          37,013          SOLD                 1.00          0.00            37,012.76         37,012.76
  11/10/95          48,660          SOLD                 1.00          0.00            48,660.03         48,660.03
  11/13/95             852          PURCHASED            1.00          0.00              -851.67            851.67
  11/14/95         317,311          PURCHASED            1.00          0.00          -317,311.18        317,311.18
  11/16/95           4,464          SOLD                 1.00          0.00             4,463.79          4,463.79
  11/27/95             803          PURCHASED            1.00          0.00              -803.22            803.22
  11/28/95          17,217          SOLD                 1.00          0.00            17,217.26         17,217.26
  11/29/95          22,013          SOLD                 1.00          0.00            22,013.05         22,013.05
  11/30/95         288,965          PURCHASED            1.00          0.00          -288,965.16        288,965.16
  11/30/95         825,900          SOLD                 1.00          0.00           825,900.00        825,900.00
  12/ 1/95         827,521          PURCHASED            1.00          0.00          -827,520.60        827,520.60
  12/ 6/95         397,366          SOLD                 1.00          0.00           397,365.75        397,365.75
  12/ 7/95         428,491          SOLD                 1.00          0.00           428,490.89        428,490.89
  12/11/95         155,003          PURCHASED            1.00          0.00          -155,002.64        155,002.64
  12/14/95         304,155          PURCHASED            1.00          0.00          -304,154.59        304,154.59

06967-006
PAGE 72
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE          SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
   DATE           PAR VALUE           SALE             PRICE          EXPENSE         PROCEEDS             COST
  12/15/95           8,505          PURCHASED            1.00          0.00            -8,505.12          8,505.12
  12/18/95           1,936          PURCHASED            1.00          0.00            -1,936.21          1,936.21
  12/22/95             800          PURCHASED            1.00          0.00              -800.00            800.00
  12/28/95             840          PURCHASED            1.00          0.00              -839.71            839.71

                     TOTAL                                             0.00        14,146,808.28     14,146,808.28

                         VICTORY PRIME OBLIGATIONS FUND

                  ------------------------------------------
   1/ 4/95           1,537          PURCHASED            1.00          0.00            -1,536.91          1,536.91
   1/ 5/95         154,697          SOLD                 1.00          0.00           154,697.00        154,697.00
   1/ 6/95         202,355          SOLD                 1.00          0.00           202,354.81        202,354.81
   1/ 9/95         273,995          SOLD                 1.00          0.00           273,995.15        273,995.15
   1/10/95           4,677          PURCHASED            1.00          0.00            -4,676.86          4,676.86
   1/11/95         264,452          PURCHASED            1.00          0.00          -264,452.42        264,452.42
   1/12/95           1,119          PURCHASED            1.00          0.00            -1,118.57          1,118.57
   1/19/95             595          PURCHASED            1.00          0.00              -594.75            594.75
   1/24/95          82,932          PURCHASED            1.00          0.00           -82,931.50         82,931.50
   1/25/95             208          PURCHASED            1.00          0.00              -207.55            207.55
   1/26/95         174,353          SOLD                 1.00          0.00           174,353.47        174,353.47
   1/27/95          35,578          PURCHASED            1.00          0.00           -35,577.63         35,577.63
   1/30/95         298,899          PURCHASED            1.00          0.00          -298,899.24        298,899.24
   1/31/95         194,564          SOLD                 1.00          0.00           194,563.81        194,563.81
   2/ 2/95           1,386          PURCHASED            1.00          0.00            -1,385.77          1,385.77
   2/ 3/95             689          PURCHASED            1.00          0.00              -688.55            688.55
   2/ 9/95         317,547          SOLD                 1.00          0.00           317,547.21        317,547.21
   2/10/95           3,356          SOLD                 1.00          0.00             3,356.02          3,356.02
   2/13/95          10,463          PURCHASED            1.00          0.00           -10,463.00         10,463.00
   2/13/95         372,715          PURCHASED            1.00          0.00          -372,715.38        372,715.38
   2/14/95          10,463          SOLD                 1.00          0.00            10,463.00         10,463.00
   2/17/95             876          PURCHASED            1.00          0.00              -875.71            875.71
   2/21/95         375,779          SOLD                 1.00          0.00           375,778.65        375,778.65
   2/24/95           1,658          PURCHASED            1.00          0.00            -1,658.38          1,658.38

06967-006
PAGE 73
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE          SHARES/           PURCHASE/          UNIT        TRANSACTION      PURCHASE/SALE        HISTORICAL
   DATE           PAR VALUE           SALE             PRICE          EXPENSE         PROCEEDS             COST
   2/28/95         307,668          PURCHASED            1.00          0.00          -307,668.34        307,668.34
   3/ 2/95           1,594          PURCHASED            1.00          0.00            -1,593.58          1,593.58
   3/ 7/95         305,176          SOLD                 1.00          0.00           305,175.82        305,175.82
   3/10/95             674          SOLD                 1.00          0.00               673.84            673.84
   3/13/95         129,547          PURCHASED            1.00          0.00          -129,546.96        129,546.96
   3/14/95         263,063          PURCHASED            1.00          0.00          -263,062.53        263,062.53
   3/17/95             745          PURCHASED            1.00          0.00              -744.91            744.91
   3/20/95           1,248          PURCHASED            1.00          0.00            -1,248.07          1,248.07
   3/21/95             426          PURCHASED            1.00          0.00              -426.28            426.28
   3/22/95         398,572          SOLD                 1.00          0.00           398,571.56        398,571.56
   3/24/95           1,744          PURCHASED            1.00          0.00            -1,743.61          1,743.61
   3/28/95           2,403          PURCHASED            1.00          0.00            -2,403.20          2,403.20
   3/30/95         303,772          PURCHASED            1.00          0.00          -303,771.59        303,771.59
   4/ 3/95         310,370          SOLD                 1.00          0.00           310,369.80        310,369.80

                     TOTAL                                             0.00         4,811,891.43      4,811,891.43

06967-006
PAGE 74
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY BROKER
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

   TRADE       SHARES/    BUY/                                     TRANSACTION                           HISTORICAL
   DATE        PAR VALUE  SELL  DESCRIPTION                           EXPENSE         CASH                 COST

                         GOLDMAN SACHS & CO
          -----------------------------------------
   3/14/95     10,775      B    DIEBOLD INC                            431.00        -398,571.56        398,571.56
   5/ 3/95     17,126      B    DIEBOLD INC                            685.04        -704,991.79        704,991.79
   8/ 2/95      2,633      B    DIEBOLD INC                            236.97        -122,671.47        122,671.47
   8/18/95      6,864      B    DIEBOLD INC                            411.84        -317,871.84        317,871.84
   9/ 1/95      3,118      B    DIEBOLD INC                            187.08        -145,563.83        145,563.83

                           TOTAL GOLDMAN SACHS & CO                  1,951.93       1,689,670.49

                           MCDONALD & CO
              ----------------------------------------
   2/ 1/95       9,116     B    DIEBOLD INC                            546.96        -321,885.96        321,885.96
   2/10/95      10,463     B    DIEBOLD INC                            418.52        -375,778.65        375,778.65
   5/15/95       7,654     B    DIEBOLD INC                            459.24        -316,561.79        316,561.79
   5/19/95       3,710     S    DIEBOLD INC                            222.60         150,027.39       -118,501.19
   6/14/95       8,039     B    DIEBOLD INC                            482.34        -347,164.22        347,164.22
   6/15/95       6,765     B    DIEBOLD INC                            405.90        -292,992.15        292,992.15
   6/29/95       4,887     B    DIEBOLD INC                            293.22        -213,488.60        213,488.60
   7/18/95       4,942     B    DIEBOLD INC                            296.52        -225,157.52        225,157.52
   9/18/95       8,222     B    DIEBOLD INC                            493.32        -394,951.99        394,951.99
   9/28/95       7,160     B    DIEBOLD INC                            429.60        -328,894.60        328,894.60
  10/23/95       4,347     B    DIEBOLD INC                            260.82        -227,391.57        227,391.57
  11/30/95       6,895     B    DIEBOLD INC                            275.80        -397,365.75        397,365.75
  12/ 1/95       7,399     B    DIEBOLD INC                            295.96        -428,490.89        428,490.89

                           TOTAL MCDONALD & CO                       4,880.80       4,020,151.08

06967-006
PAGE 75
DIEBOLD INC SAL 401K- CO STOCK FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY BROKER
                 COMPUTED ON A 12/31/94 VALUE OF $21,185,402.48
                    *****************************************

TRADE           SHARES/    BUY/                                    TRANSACTION                           HISTORICAL
DATE            PAR VALUE  SELL    DESCRIPTION                        EXPENSE            CASH              COST

                      MORGAN STANLEY & CO.  INC.
                ----------------------------------------
12/27/94           3,700    B      DIEBOLD INC                         222.00        -154,697.00        154,697.00
12/28/94           2,000    B      DIEBOLD INC                         120.00         -84,828.00         84,828.00
12/28/94           2,786    B      DIEBOLD INC                         167.16        -118,165.40        118,165.40
12/29/94           6,598    B      DIEBOLD INC                         395.88        -273,995.15        273,995.15
 1/23/95           6,200    B      DIEBOLD INC                         372.00        -217,000.00        217,000.00
 2/27/95           8,847    B      DIEBOLD INC                         530.82        -310,175.82        310,175.82
 3/ 2/95              19    B      DIEBOLD INC                           1.71            -673.84            673.84
 3/30/95           8,632    B      DIEBOLD INC                         604.24        -310,277.24        310,277.24

                              TOTAL MORGAN STANLEY & CO. INC.        2,413.81       1,469,812.45

06967-036
PAGE 45
DIEBOLD INC SAL 401K- GROWTH FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $7,686,723.47
                   ******************************************

TRADE           SHARES/             PURCHASE/         UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
DATE            PAR VALUE             SALE           PRICE            EXPENSE         PROCEEDS             COST

                        FIDELITY GROWTH CO FD
               ------------------------------------
  1/23/95        3,041              PURCHASED        27.29             0.00            -83,000.00        83,000.00
  2/ 1/95        4,694              PURCHASED        27.16             0.00           -127,500.00       127,500.00
  2/13/95        5,204              PURCHASED        28.15             0.00           -146,500.00       146,500.00
  2/27/95        3,984              PURCHASED        27.76             0.00           -110,600.00       110,600.00
  3/14/95        3,523              PURCHASED        28.77             0.00           -101,350.00       101,350.00
  3/30/95        3,797              PURCHASED        29.26             0.00           -111,100.00       111,100.00
  5/ 3/95        2,004              PURCHASED        30.79             0.00            -61,700.00        61,700.00
  5/15/95        3,243              PURCHASED        31.61             0.00           -102,500.00       102,500.00
  5/19/95          588              SOLD             31.48             0.00             18,500.00        16,349.21
  6/14/95        2,574              PURCHASED        32.52             0.00            -83,700.00        83,700.00
  6/15/95        3,148              PURCHASED        32.72             0.00           -103,000.00       103,000.00
  6/28/95        1,497              PURCHASED        33.46             0.00            -50,100.00        50,100.00
  6/29/95        3,400              PURCHASED        33.79             0.00           -114,900.00       114,900.00
  7/13/95        2,451              PURCHASED        36.19             0.00            -88,700.00        88,700.00
  8/ 2/95        3,838              PURCHASED        35.54             0.00           -136,400.00       136,400.00
  8/16/95        3,165              PURCHASED        37.31             0.00           -118,100.00       118,100.00
  9/ 1/95        3,070              PURCHASED        36.78             0.00           -112,900.00       112,900.00
  9/18/95        6,997              PURCHASED        38.00             0.00           -265,900.00       265,900.00
  9/28/95        3,522              PURCHASED        38.16             0.00           -134,400.00       134,400.00
 10/23/95        2,395              PURCHASED        37.71             0.00            -90,300.00        90,300.00
 11/30/95       10,638              PURCHASED        38.43             0.00           -408,800.00       408,800.00
 12/21/95        1,604              REINVESTED        0.00             0.00            -56,936.18        56,936.18
 12/15/95          803              PURCHASED        35.50             0.00            -28,493.00        28,493.00
 12/15/95       14,935              PURCHASED        35.50             0.00           -530,193.26       530,193.26

                 TOTAL                                                 0.00          3,185,572.44     3,183,421.65

06967-036
PAGE 46
DIEBOLD INC SAL 4OIK- GROWTH FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $7,686,723.47
                   ******************************************

TRADE           SHARES/             PURCHASE/         UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
DATE            PAR VALUE             SALE           PRICE            EXPENSE         PROCEEDS             COST

                        VICTORY FINANCIAL RESERVES PORT
                --------------------------------------------
  4/ 3/95             58            PURCHASED         1.00             0.00                -58.13            58.13
  4/ 4/95             37            PURCHASED         1.00             0.00                -36.98            36.98
  4/10/95          5,900            PURCHASED         1.00             0.00             -5,900.03         5,900.03
  4/12/95         96,058            PURCHASED         1.00             0.00            -96,057.66        96,057.66
  4/17/95          1,862            PURCHASED         1.00             0.00             -1,862.12         1,862.12
  4/26/95         14,764            PURCHASED         1.00             0.00            -14,764.05        14,764.05
  4/28/95        111,928            PURCHASED         1.00             0.00           -111,927.71       111,927.71
  5/ 1/95            365            PURCHASED         1.00             0.00               -364.66           364.66
  5/ 4/95        205,249            SOLD              1.00             0.00            205,249.09       205,249.09
  5/ 9/95         25,364            SOLD              1.00             0.00             25,364.03        25,364.03
  5/15/95        101,948            PURCHASED         1.00             0.00           -101,948.34       101,948.34
  5/16/95        102,307            SOLD              1.00             0.00            102,306.56       102,306.56
  5/23/95            320            PURCHASED         1.00             0.00               -320.38           320.38
  5/24/95            103            PURCHASED         1.00             0.00               -102.95           102.95
  5/30/95            292            PURCHASED         1.00             0.00               -291.76           291.76
  5/31/95        110,972            PURCHASED         1.00             0.00           -110,972.46       110,972.46
  6/ 2/95            160            PURCHASED         1.00             0.00               -159.61           159.61
  6/ 5/95        111,847            SOLD              1.00             0.00            111,847.16       111,847.16
  6/15/95        102,942            PURCHASED         1.00             0.00           -102,941.74       102,941.74
  6/16/95        102,840            SOLD              1.00             0.00            102,839.97       102,839.97
  6/23/95            267            PURCHASED         1.00             0.00               -266.83           266.83
  6/29/95         16,288            PURCHASED         1.00             0.00            -16,287.89        16,287.89
  6/30/95            104            SOLD              1.00             0.00                103.53           103.53
  7/ 3/95            249            PURCHASED         1.00             0.00               -249.23           249.23
  7/ 5/95         16,636            SOLD              1.00             0.00             16,635.65        16,635.65
  7/ 7/95            263            PURCHASED         1.00             0.00               -262.93           262.93
  7/10/95            944            PURCHASED         1.00             0.00               -943.80           943.80
  7/14/95          1,332            SOLD              1.00             0.00              1,331.86         1,331.86
  7/21/95            206            PURCHASED         1.00             0.00               -205.72           205.72
  7/24/95          1,349            PURCHASED         1.00             0.00             -1,348.75         1,348.75
  7/26/95            749            PURCHASED         1.00             0.00               -748.63           748.63

06967-036
PAGE 47
DIEBOLD INC SAL 4OIK- GROWTH FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $7,686,723.47
                   ******************************************

TRADE           SHARES/             PURCHASE/         UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
DATE            PAR VALUE             SALE           PRICE            EXPENSE         PROCEEDS             COST
  8/ 1/95            138            PURCHASED         1.00             0.00               -137.63           137.63
  8/ 2/95        120,886            PURCHASED         1.00             0.00           -120,886.07       120,886.07
  8/ 3/95         93,356            SOLD              1.00             0.00             93,356.47        93,356.47
  8/ 4/95         29,921            SOLD              1.00             0.00             29,920.71        29,920.71
  8/ 7/95          8,642            PURCHASED         1.00             0.00             -8,641.54         8,641.54
  8/16/95        109,100            PURCHASED         1.00             0.00           -109,099.59       109,099.59
  8/17/95        116,046            SOLD              1.00             0.00            116,046.07       116,046.07
  8/18/95            189            PURCHASED         1.00             0.00               -189.42           189.42
  8/24/95              1            PURCHASED         1.00             0.00                 -1.09             1.09
  8/29/95          1,196            PURCHASED         1.00             0.00             -1,195.88         1,195.88
  8/31/95        117,812            PURCHASED         1.00             0.00           -117,812.48       117,812.48
  9/ 1/95             73            PURCHASED         1.00             0.00                -73.33            73.33
  9/ 5/95         93,952            SOLD              1.00             0.00             93,952.24        93,952.24
  9/ 6/95          8,074            SOLD              1.00             0.00              8,073.81         8,073.81
  9/ 7/95         16,712            PURCHASED         1.00             0.00            -16,711.94        16,711.94
  9/12/95         18,596            SOLD              1.00             0.00             18,596.07        18,596.07
  9/15/95          3,800            PURCHASED         1.00             0.00             -3,800.26         3,800.26
  9/19/95        260,078            PURCHASED         1.00             0.00           -260,078.23       260,078.23
  9/20/95        265,900            SOLD              1.00             0.00            265,900.00       265,900.00
  9/22/95         11,024            PURCHASED         1.00             0.00            -11,023.58        11,023.58
  9/28/95         15,563            SOLD              1.00             0.00             15,563.33        15,563.33
  9/29/95        123,342            PURCHASED         1.00             0.00           -123,342.47       123,342.47
 10/ 2/95        133,692            SOLD              1.00             0.00            133,691.63       133,691.63
 10/ 4/95            480            PURCHASED         1.00             0.00               -479.51           479.51
 10/10/95            717            SOLD              1.00             0.00                717.20           717.20
 10/24/95         90,309            PURCHASED         1.00             0.00            -90,308.53        90,308.53
 10/25/95         90,300            SOLD              1.00             0.00             90,300.00        90,300.00
 10/30/95            239            PURCHASED         1.00             0.00               -239.35           239.35
 10/31/95        125,582            PURCHASED         1.00             0.00           -125,581.68       125,581.68
 11/ 1/95             51            PURCHASED         1.00             0.00                -51.29            51.29
 11/ 3/95          5,161            PURCHASED         1.00             0.00             -5,160.60         5,160.60
 11/ 7/95          4,828            SOLD              1.00             0.00              4,828.08         4,828.08
 11/10/95         42,072            PURCHASED         1.00             0.00            -42,072.41        42,072.41

06967-036
PAGE 48
DIEBOLD INC SAL 4OIK- GROWTH FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $7,686,723.47
                   ******************************************

TRADE           SHARES/             PURCHASE/         UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
DATE            PAR VALUE             SALE           PRICE            EXPENSE         PRCEEDS              COST
11/13/95             523            PURCHASED         1.00             0.00               -522.71           522.71
11/14/95         114,117            PURCHASED         1.00             0.00           -114,117.19       114,117.19
11/16/95             589            SOLD              1.00             0.00                588.65           588.65
11/27/95             241            PURCHASED         1.00             0.00               -241.01           241.01
11/28/95          24,309            PURCHASED         1.00             0.00            -24,308.55        24,308.55
11/29/95          20,087            SOLD              1.00             0.00             20,087.07        20,087.07
11/30/95         122,080            PURCHASED         1.00             0.00           -122,079.61       122,079.61
11/30/95         408,800            SOLD              1.00             0.00            408,800.00       408,800.00
12/ 1/95         410,561            PURCHASED         1.00             0.00           -410,560.79       410,560.79
12/ 4/95         408,800            SOLD              1.00             0.00            408,800.00       408,800.00
12/ 6/95          41,242            PURCHASED         1.00             0.00            -41,241.69        41,241.69
12/11/95             312            PURCHASED         1.00             0.00               -311.69           311.69
12/14/95         125,441            PURCHASED         1.00             0.00           -125,441.08       125,441.08
12/15/95             750            PURCHASED         1.00             0.00               -749.77           749.77
12/22/95           2,831            PURCHASED         1.00             0.00             -2,831.43         2,831.43
12/28/95             294            PURCHASED         1.00             0.00               -294.28           294.28

                   TOTAL                                               0.00          4,722,508.22     4,722,508.22

                      VICTORY PRIME OBLIGATIONS FUND
                -----------------------------------------
  1/ 4/95            181            PURCHASED         1.00             0.00               -180.56           180.56
  1/ 6/95            193            PURCHASED         1.00             0.00               -192.93           192.93
  1/10/95          6,236            PURCHASED         1.00             0.00             -6,235.82         6,235.82
  1/11/95         91,239            PURCHASED         1.00             0.00            -91,239.49        91,239.49
  1/12/95          2,237            PURCHASED         1.00             0.00             -2,237.14         2,237.14
  1/19/95            228            PURCHASED         1.00             0.00               -228.16           228.16
  1/24/95        105,350            SOLD              1.00             0.00            105,350.22       105,350.22
  1/25/95            208            PURCHASED         1.00             0.00               -207.55           207.55
  1/26/95         41,702            SOLD              1.00             0.00             41,702.38        41,702.38
  1/30/95        110,209            PURCHASED         1.00             0.00           -110,209.48       110,209.48
  1/31/95         16,827            PURCHASED         1.00             0.00            -16,827.14        16,827.14
  2/ 2/95        127,120            SOLD              1.00             0.00            127,119.72       127,119.72

  06967-036
  PAGE 49
  DIEBOLD INC SAL 401K- GROWTH FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $7,686,723.47
                    *****************************************

TRADE           SHARES/             PURCHASE/         UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
DATE            PAR VALUE             SALE           PRICE            EXPENSE         PROCEEDS             COST
  2/ 3/95            235            PURCHASED         1.00             0.00               -234.53           234.53
  2/10/95            665            PURCHASED         1.00             0.00               -664.61           664.61
  2/13/95        145,233            PURCHASED         1.00             0.00           -145,232.82       145,232.82
  2/14/95        146,500            SOLD              1.00             0.00            146,500.00       146,500.00
  2/17/95            401            PURCHASED         1.00             0.00               -401.07           401.07
  2/28/95            407            SOLD              1.00             0.00                407.13           407.13
  3/ 2/95            317            PURCHASED         1.00             0.00               -317.32           317.32
  3/10/95          7,251            PURCHASED         1.00             0.00             -7,251.33         7,251.33
  3/14/95         93,764            PURCHASED         1.00             0.00            -93,763.72        93,763.72
  3/15/95        101,350            SOLD              1.00             0.00            101,350.00       101,350.00
  3/17/95            277            PURCHASED         1.00             0.00               -276.53           276.53
  3/24/95            872            PURCHASED         1.00             0.00               -871.80           871.80
  3/28/95          1,602            PURCHASED         1.00             0.00             -1,602.13         1,602.13
  3/30/95        108,400            PURCHASED         1.00             0.00           -108,399.76       108,399.76
  3/31/95        111,100            SOLD              1.00             0.00            111,100.00       111,100.00
  4/ 3/95             58            SOLD              1.00             0.00                 58.13            58.13

                   TOTAL                                               0.00          1,220,161.47     1,220,161.47

  06967-036
  PAGE 50
  DIEBOLD INC SAL 4OIK- GROWTH FD
  12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY BROKER
                  COMPUTED ON A 12/31/94 VALUE OF $7,686,723.47
                     ***************************************

  TRADE       SHARES/     BUY/                              TRANSACTION                              HISTORICAL
  DATE        PAR VALUE   SELL  DESCRIPTION                   EXPENSE              CASH                 COST

                         MUTUAL FUND AGENT
              ---------------------------------------
  12/15/95        803      B    FIDELITY GROWTH CO FD             0.00         -28,493.00              28,493.00
  12/15/95     14,935      B    FIDELITY GROWTH CO FD             0.00        -530,193.26             530,193.26

06967-046
PAGE 45
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,583,590.78
                     **************************************

  TRADE            SHARES/      PURCHASE/             UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE        SALE              PRICE            EXPENSE         PROCEEDS             COST

                        FIDELITY US EQUITY INDEX PORTFOLIO
                  ------------------------------------------
  12/29/94           2,664      PURCHASED            16.97             0.00           -45,200.00         45,200.00
  01/10/95           2,103      REINVESTED            0.00             0.00           -34,557.56         34,557.56
  12/ 9/94             162      PURCHASED            16.43             0.00            -2,658.27          2,658.27
  12/ 9/94             647      PURCHASED            16.43             0.00           -10,633.09         10,633.09
   1/23/95              10      PURCHASED            17.16             0.00              -170.00            170.00
   2/ 1/95           3,426      PURCHASED            17.34             0.00           -59,400.00         59,400.00
   2/13/95           3,720      PURCHASED            17.78             0.00           -66,150.00         66,150.00
   2/27/95           3,015      PURCHASED            17.88             0.00           -53,900.00         53,900.00
   3/14/95           3,084      PURCHASED            18.14             0.00           -55,950.00         55,950.00
   3/30/95           2,951      PURCHASED            18.50             0.00           -54,600.00         54,600.00
  04/12/95           1,577      REINVESTED            0.00             0.00           -28,412.37         28,412.37
   5/ 3/95           1,090      PURCHASED            19.18             0.00           -20,900.00         20,900.00
   4/ 7/95             313      PURCHASED            18.64             0.00            -5,834.72          5,834.72
   5/15/95           3,342      PURCHASED            19.48             0.00           -65,100.00         65,100.00
   5/19/95           1,017      SOLD                 19.17             0.00            19,500.00         16,663.00
   6/14/95           3,318      PURCHASED            19.74             0.00           -65,500.00         65,500.00
   6/15/95           2,721      PURCHASED            19.77             0.00           -53,800.00         53,800.00
   6/28/95           2,886      PURCHASED            20.06             0.00           -57,900.00         57,900.00
   6/23/95           3,025      PURCHASED            20.03             0.00           -60,600.00         60,600.00
  07/12/95           1,521      REINVESTED            0.00             0.00           -29,546.34         29,546.34
   7/13/95           2,350      PURCHASED            20.68             0.00           -48,600.00         48,600.00
   8/ 4/95           5,046      PURCHASED            20.61             0.00          -104,000.00        104,000.00
   8/16/95           3,283      PURCHASED            20.68             0.00           -67,900.00         67,900.00
   9/ 1/95           2,418      PURCHASED            20.84             0.00           -50,400.00         50,400.00
   9/18/95           8,654      PURCHASED            21.47             0.00          -185,800.00        185,800.00
   9/28/95           3,507      PURCHASED            21.60             0.00           -75,750.00         75,750.00
  10/23/95           1,806      PURCHASED            21.59             0.00           -39,000.00         39,000.00
  10/27/95           1,499      REINVESTED            0.00             0.00           -32,203.41         32,203.41
  11/30/95           9,304      PURCHASED            22.40             0.00          -208,400.00        208,400.00
  12/27/95           2,457      REINVESTED            0.00             0.00           -55,488.55         55,488.55

06967-046
PAGE 46
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,583,590.78
                     **************************************

  TRADE            SHARES/      PURCHASE/            UNIT          TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE        SALE              PRICE            EXPENSE         PROCEEDS             COST
  12/15/95             614      PURCHASED            22.58             0.00           -13,870.75         13,870.75
  12/15/95             768      PURCHASED            22.58             0.00           -17,341.56         17,341.56

                     TOTAL                                             0.00         1,689,066.62      1,686,229.62

                         VICTORY FINANCIAL RESERVES PORT
                   -----------------------------------------
   4/ 3/95              23      PURCHASED             1.00             0.00               -22.93             22.93
   4/ 4/95              40      PURCHASED             1.00             0.00               -40.10             40.10
   4/12/95          49,447      PURCHASED             1.00             0.00           -49,447.49         49,447.49
   4/17/95           1,337      PURCHASED             1.00             0.00            -1,336.52          1,336.52
   4/28/95          58,495      PURCHASED             1.00             0.00           -58,495.21         58,495.21
   5/ 1/95             189      PURCHASED             1.00             0.00              -189.09            189.09
   5/ 4/95          56,522      SOLD                  1.00             0.00            56,522.24         56,522.24
   5/ 5/95          20,900      SOLD                  1.00             0.00            20,900.00         20,900.00
   5/ 9/95          22,902      SOLD                  1.00             0.00            22,901.72         22,901.72
   5/10/95           1,336      PURCHASED             1.00             0.00            -1,335.61          1,335.61
   5/15/95          45,445      PURCHASED             1.00             0.00           -45,444.51         45,444.51
   5/17/95          55,988      SOLD                  1.00             0.00            55,987.50         55,987.50
   5/23/95             147      PURCHASED             1.00             0.00              -146.73            146.73
   5/24/95          30,040      PURCHASED             1.00             0.00           -30,039.60         30,039.60
   5/30/95             130      PURCHASED             1.00             0.00              -130.29            130.29
   5/31/95          56,521      PURCHASED             1.00             0.00           -56,521.48         56,521.48
   6/ 2/95             150      PURCHASED             1.00             0.00              -150.42            150.42
   6/ 5/95          86,989      SOLD                  1.00             0.00            86,988.52         86,988.52
   6/15/95         119,352      PURCHASED             1.00             0.00          -119,351.97        119,351.97
   6/16/95          65,419      SOLD                  1.00             0.00            65,418.99         65,418.99
   6/19/95          53,800      SOLD                  1.00             0.00            53,800.00         53,800.00
   6/23/95             180      PURCHASED             1.00             0.00              -180.29            180.29
   6/29/95          71,934      PURCHASED             1.00             0.00           -71,933.66         71,933.66
   6/30/95           2,659      PURCHASED             1.00             0.00            -2,658.78          2,658.78
   7/ 3/95          60,401      SOLD                  1.00             0.00            60,400.69         60,400.69
   7/ 5/95          14,284      SOLD                  1.00             0.00            14,283.87         14,283.87

06967-046
PAGE 47
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,583,590.78
                     **************************************

  TRADE            SHARES/      PURCHASE/             UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE        SALE              PRICE            EXPENSE         PROCEEDS             COST
   7/ 7/95             175      PURCHASED             1.00             0.00              -174.83            174.83
   7/10/95             944      PURCHASED             1.00             0.00              -943.80            943.80
   7/14/95          47,311      PURCHASED             1.00             0.00           -47,311.30         47,311.30
   7/17/95          48,600      SOLD                  1.00             0.00            48,600.00         48,600.00
   7/21/95             179      PURCHASED             1.00             0.00              -179.25            179.25
   7/26/95           1,123      PURCHASED             1.00             0.00            -1,122.95          1,122.95
   8/ 1/95           1,336      PURCHASED             1.00             0.00            -1,335.60          1,335.60
   8/ 2/95          62,670      PURCHASED             1.00             0.00           -62,670.28         62,670.28
   8/ 3/95          47,600      PURCHASED             1.00             0.00           -47,599.54         47,599.54
   8/ 4/95         111,223      SOLD                  1.00             0.00           111,222.57        111,222.57
   8/ 7/95           8,622      PURCHASED             1.00             0.00            -8,622.18          8,622.18
   8/10/95           1,700      SOLD                  1.00             0.00             1,700.00          1,700.00
   8/16/95          59,060      PURCHASED             1.00             0.00           -59,060.30         59,060.30
   8/17/95           1,742      PURCHASED             1.00             0.00            -1,741.86          1,741.86
   8/18/95          67,723      SOLD                  1.00             0.00            67,722.79         67,722.79
   8/24/95               0      PURCHASED             1.00             0.00                -0.27              0.27
   8/29/95             604      PURCHASED             1.00             0.00              -604.41            604.41
   8/31/95          63,533      PURCHASED             1.00             0.00           -63,532.68         63,532.68
   9/ 1/95              72      PURCHASED             1.00             0.00               -72.21             72.21
   9/ 5/95          21,304      PURCHASED             1.00             0.00           -21,304.34         21,304.34
   9/ 6/95          56,884      SOLD                  1.00             0.00            56,884.31         56,884.31
   9/ 7/95          12,534      PURCHASED             1.00             0.00           -12,533.96         12,533.96
   9/12/95          30,064      SOLD                  1.00             0.00            30,063.62         30,063.62
   9/15/95           2,280      PURCHASED             1.00             0.00            -2,280.16          2,280.16
   9/19/95         184,067      PURCHASED             1.00             0.00          -184,067.44        184,067.44
   9/20/95         185,800      SOLD                  1.00             0.00           185,800.00        185,800.00
   9/22/95           5,512      PURCHASED             1.00             0.00            -5,511.79          5,511.79
   9/28/95           8,584      SOLD                  1.00             0.00             8,583.51          8,583.51
   9/29/95          60,050      PURCHASED             1.00             0.00           -60,050.49         60,050.49
  10/ 2/95          70,364      SOLD                  1.00             0.00            70,363.99         70,363.99
  10/24/95          39,005      PURCHASED             1.00             0.00           -39,005.30         39,005.30
  10/25/95          39,000      SOLD                  1.00             0.00            39,000.00         39,900.00
  10/30/95             197      PURCHASED             1.00             0.00              -196.78            196.78

06967-046
PAGE 48
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,583,590.78
                     **************************************

  TRADE            SHARES/      PURCHASE/             UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE        SALE              PRICE            EXPENSE         PROCEEDS             COST
  10/31/95          65,552      PURCHASED             1.00             0.00           -65,552.27         65,552.27
  11/ 1/95              25      PURCHASED             1.00             0.00               -25.34             25.34
  11/ 7/95           3,449      SOLD                  1.00             0.00             3,448.94          3,448.94
  11/10/95          39,649      PURCHASED             1.00             0.00           -39,648.94         39,648.94
  11/13/95             523      PURCHASED             1.00             0.00              -522.71            522.71
  11/14/95          62,150      PURCHASED             1.00             0.00           -62,149.84         62,149.84
  11/16/95           1,738      SOLD                  1.00             0.00             1,738.16          1,738.16
  11/27/95             194      PURCHASED             1.00             0.00              -193.57            193.57
  11/28/95          10,134      SOLD                  1.00             0.00            10,134.42         10,134.42
  11/29/95           3,910      SOLD                  1.00             0.00             3,910.32          3,910.32
  11/30/95          59,361      PURCHASED             1.00             0.00           -59,361.20         59,361.20
  11/30/95         208,400      SOLD                  1.00             0.00           208,400.00        208,400.00
  12/ 1/95         209,040      PURCHASED             1.00             0.00          -209,040.14        209,040.14
  12/ 4/95         208,400      SOLD                  1.00             0.00           208,400.00        208,400.00
  12/ 6/95          30,931      PURCHASED             1.00             0.00           -30,931.26         30,931.26
  12/11/95             203      PURCHASED             1.00             0.00              -203.15            203.15
  12/14/95          72,359      PURCHASED             1.00             0.00           -72,359.28         72,359.28
  12/15/95             474      PURCHASED             1.00             0.00              -474.27            474.27
  12/22/95           2,631      PURCHASED             1.00             0.00            -2,631.44          2,631.44
  12/28/95             217      PURCHASED             1.00             0.00              -217.35            217.35

                     TOTAL                                             0.00         3,093,833.32      3,093,833.32

                         VICTORY PRIME OBLIGATIONS FUND
                ---------------------------------------------
   1/ 3/95          45,200      SOLD                  1.00             0.00            45,200.00         45,200.00
   1/ 4/95             116      PURCHASED             1.00             0.00              -116.44            116.44
   1/ 6/95              68      PURCHASED             1.00             0.00               -68.48             68.48
   1/11/95          45,642      PURCHASED             1.00             0.00           -45,642.43         45,642.43
   1/12/95           2,237      PURCHASED             1.00             0.00            -2,237.14          2,237.14
   1/19/95              80      PURCHASED             1.00             0.00               -79.53             79.53
   1/24/95          16,444      SOLD                  1.00             0.00            16,443.93         16,443.93
   1/25/95             245      PURCHASED             1.00             0.00              -245.08            245.08

06967-046
PAGE 49
DIEBOLD INC SAL 401K- EQ INDEX FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $4,583,590.78
                     **************************************

  TRADE            SHARES/      PURCHASE/             UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE        SALE              PRICE            EXPENSE         PROCEEDS             COST
   1/26/95          31,656      SOLD                  1.00             0.00            31,656.48         31,656.48
   1/30/95          53,391      PURCHASED             1.00             0.00           -53,390.61         53,390.61
   1/31/95           5,609      PURCHASED             1.00             0.00            -5,609.05          5,609.05
   2/ 2/95             126      PURCHASED             1.00             0.00              -126.06            126.06
   2/ 3/95          59,308      SOLD                  1.00             0.00            59,307.80         59,307.80
   2/10/95             665      PURCHASED             1.00             0.00              -664.61            664.61
   2/13/95          65,295      PURCHASED             1.00             0.00           -65,294.93         65,294.93
   2/15/95          66,150      SOLD                  1.00             0.00            66,150.00         66,150.00
   2/17/95             263      PURCHASED             1.00             0.00              -263.15            263.15
   2/28/95          53,677      PURCHASED             1.00             0.00           -53,676.86         53,676.86
   3/ 1/95          53,900      SOLD                  1.00             0.00            53,900.00         53,900.00
   3/ 2/95             149      PURCHASED             1.00             0.00              -148.89            148.89
   3/10/95           9,668      PURCHASED             1.00             0.00            -9,668.43          9,668.43
   3/14/95          46,079      PURCHASED             1.00             0.00           -46,078.91         46,078.91
   3/16/95          55,950      SOLD                  1.00             0.00            55,950.00         55,950.00
   3/17/95              96      PURCHASED             1.00             0.00               -96.48             96.48
   3/24/95           1,744      PURCHASED             1.00             0.00            -1,743.61          1,743.61
   3/28/95           2,403      PURCHASED             1.00             0.00            -2,403.20          2,403.20
   3/30/95          50,347      PURCHASED             1.00             0.00           -50,346.83         50,346.83
   4/ 3/95              23      SOLD                  1.00             0.00                22.93             22.93
   4/ 3/95          54,600      SOLD                  1.00             0.00            54,600.00         54,600.00

                     TOTAL                                             0.00           721,131.86        721,131.86

06967-056
PAGE 43
DIEBOLD INC SAL 401K- BALANCED FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $5,225,469.75
                     ***************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS            COST

                         FIDELITY BALANCED FD
                 ------------------------------------
   1/23/95           9,573       SOLD                   12.29          0.00           117,650.00        122,917.42
   2/ 1/95           6,110       PURCHASED              12.30          0.00           -75,150.00         75,150.00
   2/13/95           8,550       PURCHASED              12.41          0.00          -106,100.00        106,100.00
   2/27/95           5,709       PURCHASED              12.56          0.00           -71,700.00         71,700.00
   3/14/95           5,036       PURCHASED              12.62          0.00           -63,550.00         63,550.00
  03/29/95           4,227       REINVESTED              0.00          0.00           -52,920.71         52,920.71
   3/30/95           5,875       PURCHASED              12.63          0.00           -74,200.00         74,200.00
   5/ 3/95          20,233       SOLD                   12.85          0.00           260,000.00        259,252.04
   5/15/95           5,867       PURCHASED              12.97          0.00           -76,100.00         76,100.00
   5/19/95             791       SOLD                   12.90          0.00            10,200.00         10,132.91
   6/14/95           1,092       PURCHASED              12.91          0.00           -14,100.00         14,100.00
   6/15/95           4,775       PURCHASED              12.90          0.00           -61,600.00         61,600.00
  06/19/95           5,097       REINVESTED              0.00          0.00           -65,392.64         65,392.64
   6/28/95           1,048       SOLD                   12.98          0.00            13,600.00         13,428.64
   6/29/95           5,054       PURCHASED              12.98          0.00           -65,600.00         65,600.00
   7/13/95           3,977       PURCHASED              13.30          0.00           -52,900.00         52,900.00
   8/ 2/95              45       PURCHASED              13.20          0.00              -600.00            600.00
   8/16/95           5,011       PURCHASED              13.19          0.00           -66,100.00         66,100.00
   9/ 1/95           3,203       PURCHASED              13.27          0.00           -42,500.00         42,500.00
  09/13/95           5,243       REINVESTED              0.00          0.00           -69,473.74         69,473.74
   9/18/95           4,059       SOLD                   13.23          0.00            53,700.00         52,093.91
   9/28/95           5,049       PURCHASED              13.14          0.00           -66,350.00         66,350.00
  10/23/95           3,913       PURCHASED              13.06          0.00           -51,100.00         51,100.00
  11/30/95           9,762       PURCHASED              13.45          0.00          -131,300.00        131,300.00
  12/21/95           5,399       REINVESTED              0.00          0.00           -72,460.03         72,460.03

                     TOTAL                                             0.00         1,734,347.12      1,737,022.04

06967-056
PAGE 44
DIEBOLD INC SAL 401K- BALANCED FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $5,225,469.75
                     ***************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS            COST

                          VICTORY FINANCIAL RESERVES PORT
                    ----------------------------------------
   4/ 3/95              24       PURCHASED               1.00          0.00               -23.87             23.87
   4/ 4/95              21       PURCHASED               1.00          0.00               -21.20             21.20
   4/12/95          59,613       PURCHASED               1.00          0.00           -59,612.77         59,612.77
   4/17/95             120       PURCHASED               1.00          0.00              -120.16            120.16
   4/26/95           8,300       PURCHASED               1.00          0.00            -8,300.27          8,300.27
   4/28/95          66,208       PURCHASED               1.00          0.00           -66,208.35         66,208.35
   5/ 1/95             210       PURCHASED               1.00          0.00              -210.21            210.21
   5/ 4/95         134,497       SOLD                    1.00          0.00           134,496.83        134,496.83
   5/ 8/95          58,218       PURCHASED               1.00          0.00           -58,217.74         58,217.74
   5/ 9/95          46,762       SOLD                    1.00          0.00            46,761.88         46,761.88
   5/10/95           1,691       PURCHASED               1.00          0.00            -1,691.47          1,691.47
   5/15/95          60,561       PURCHASED               1.00          0.00           -60,560.59         60,560.59
   5/16/95          73,708       SOLD                    1.00          0.00            73,707.92         73,707.92
   5/23/95              30       PURCHASED               1.00          0.00               -29.86             29.86
   5/24/95          20,061       PURCHASED               1.00          0.00           -20,060.72         20,060.72
   5/30/95             233       PURCHASED               1.00          0.00              -233.28            233.28
   5/31/95          67,471       PURCHASED               1.00          0.00           -67,470.77         67,470.77
   6/ 2/95             129       PURCHASED               1.00          0.00              -128.83            128.83
   6/ 5/95          87,923       SOLD                    1.00          0.00            87,923.46         87,923.46
   6/15/95          61,593       PURCHASED               1.00          0.00           -61,592.82         61,592.82
   6/16/95          61,526       SOLD                    1.00          0.00            61,526.13         61,526.13
   6/23/95             182       PURCHASED               1.00          0.00              -182.49            182.49
   6/29/95             249       SOLD                    1.00          0.00               249.18            249.18
   6/30/95           5,547       PURCHASED               1.00          0.00            -5,546.76          5,546.76
   7/ 3/95             138       PURCHASED               1.00          0.00              -137.84            137.84
   7/ 5/95           5,495       SOLD                    1.00          0.00             5,495.24          5,495.24
   7/ 7/95             195       PURCHASED               1.00          0.00              -194.96            194.96
   7/10/95             472       PURCHASED               1.00          0.00              -471.90            471.90
   7/14/95             853       SOLD                    1.00          0.00               852.67            852.67
   7/21/95             147       PURCHASED               1.00          0.00              -147.14            147.14
   7/26/95             749       PURCHASED               1.00          0.00              -748.63            748.63

06967-056
PAGE 45
DIEBOLD INC SAL 401K- BALANCED FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $5,225,469.75
                     ***************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS            COST
   8/ 1/95             121       PURCHASED               1.00          0.00              -120.52            120.52
   8/ 2/95          67,445       PURCHASED               1.00          0.00           -67,444.68         67,444.68
   8/ 3/95          50,621       SOLD                    1.00          0.00            50,620.86         50,620.86
   8/ 4/95          17,218       SOLD                    1.00          0.00            17,218.16         17,218.16
   8/ 7/95           2,407       PURCHASED               1.00          0.00            -2,407.28          2,407.28
   8/16/95          62,993       PURCHASED               1.00          0.00           -62,993.27         62,993.27
   8/17/95          65,436       SOLD                    1.00          0.00            65,435.57         65,435.57
   8/18/95             174       PURCHASED               1.00          0.00              -174.48            174.48
   8/29/95             201       PURCHASED               1.00          0.00              -201.47            201.47
   8/31/95          66,606       PURCHASED               1.00          0.00           -66,605.84         66,605.84
   9/ 1/95              38       PURCHASED               1.00          0.00               -38.02             38.02
   9/ 5/95          41,529       SOLD                    1.00          0.00            41,529.37         41,529.37
   9/ 6/95           4,306       SOLD                    1.00          0.00             4,305.50          4,305.50
   9/ 7/95           4,178       PURCHASED               1.00          0.00            -4,177.99          4,177.99
   9/12/95          21,468       SOLD                    1.00          0.00            21,467.85         21,467.85
   9/19/95           4,486       SOLD                    1.00          0.00             4,485.56          4,485.56
   9/20/95          24,798       PURCHASED               1.00          0.00           -24,798.11         24,798.11
   9/22/95           1,837       PURCHASED               1.00          0.00            -1,837.26          1,837.26
   9/28/95          24,947       SOLD                    1.00          0.00            24,947.20         24,947.20
   9/29/95          64,468       PURCHASED               1.00          0.00           -64,468.19         64,468.19
  10/ 2/95          66,002       SOLD                    1.00          0.00            66,002.22         66,002.22
  10/ 4/95             230       PURCHASED               1.00          0.00              -229.62            229.62
  10/10/95             384       SOLD                    1.00          0.00               383.76            383.76
  10/24/95          51,103       PURCHASED               1.00          0.00           -51,103.24         51,103.24
  10/25/95          51,100       SOLD                    1.00          0.00            51,100.00         51,100.00
  10/30/95             160       PURCHASED               1.00          0.00              -159.52            159.52
  10/31/95          63,080       PURCHASED               1.00          0.00           -63,080.22         63,080.22
  11/ 1/95              26       PURCHASED               1.00          0.00               -26.46             26.46
  11/ 7/95           1,881       SOLD                    1.00          0.00             1,880.54          1,880.54
  11/10/95          42,962       SOLD                    1.00          0.00            42,962.09         42,962.09
  11/14/95          58,789       PURCHASED               1.00          0.00           -58,788.63         58,788.63
  11/27/95             160       PURCHASED               1.00          0.00              -160.44            160.44
  11/28/95           3,637       SOLD                    1.00          0.00             3,637.19          3,637.19

06967-056
PAGE 46
DIEBOLD INC SAL 401K- BALANCED FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $5,225,469.75
                     ***************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS            COST
  11/29/95          14,587       SOLD                    1.00          0.00            14,586.93         14,586.93
  11/30/95          72,162       PURCHASED               1.00          0.00           -72,161.91         72,161.91
  11/30/95         131,300       SOLD                    1.00          0.00           131,300.00        131,300.00
  12/ 1/95         131,609       PURCHASED               1.00          0.00          -131,608.64        131,608.64
  12/ 4/95         131,300       SOLD                    1.00          0.00           131,300.00        131,300.00
  12/ 6/95          30,931       PURCHASED               1.00          0.00           -30,931.26         30,931.26
  12/11/95             109       PURCHASED               1.00          0.00              -108.99            108.99
  12/14/95          55,642       PURCHASED               1.00          0.00           -55,641.90         55,641.90
  12/15/95             344       PURCHASED               1.00          0.00              -344.15            344.15
  12/22/95             200       PURCHASED               1.00          0.00              -200.00            200.00
  12/28/95             116       PURCHASED               1.00          0.00              -116.32            116.32

                     TOTAL                                             0.00         2,256,017.15      2,256,017.15

                      VICTORY PRIME OBLIGATIONS FUND
                  ---------------------------------------
   1/ 4/95             120       PURCHASED               1.00          0.00              -120.03            120.03
   1/ 6/95             189       PURCHASED               1.00          0.00              -189.21            189.21
   1/10/95           4,677       PURCHASED               1.00          0.00            -4,676.86          4,676.86
   1/11/95          63,608       PURCHASED               1.00          0.00           -63,607.61         63,607.61
   1/12/95           2,237       PURCHASED               1.00          0.00            -2,237.14          2,237.14
   1/19/95             200       PURCHASED               1.00          0.00              -199.61            199.61
   1/24/95          71,098       SOLD                    1.00          0.00            71,097.62         71,097.62
   1/25/95          26,178       PURCHASED               1.00          0.00           -26,177.88         26,177.88
   1/26/95          25,932       SOLD                    1.00          0.00            25,932.23         25,932.23
   1/30/95          74,935       PURCHASED               1.00          0.00           -74,934.75         74,934.75
   2/ 2/95          74,996       SOLD                    1.00          0.00            74,995.68         74,995.68
   2/ 3/95             184       PURCHASED               1.00          0.00              -183.71            183.71
   2/13/95         105,750       PURCHASED               1.00          0.00          -105,750.45        105,750.45
   2/14/95         106,100       SOLD                    1.00          0.00           106,100.00        106,100.00
   2/17/95             356       PURCHASED               1.00          0.00              -356.23            356.23
   2/28/95             332       SOLD                    1.00          0.00               332.42            332.42
   3/ 2/95             250       PURCHASED               1.00          0.00              -249.50            249.50

06967-056
PAGE 47
DIEBOLD INC SAL 401K- BALANCED FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $5,225,469.75
                     ***************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS            COST
   3/14/95          63,288       PURCHASED               1.00          0.00           -63,287.96         63,287.96
   3/15/95          63,550       SOLD                    1.00          0.00            63,550.00         63,550.00
   3/17/95             215       PURCHASED               1.00          0.00              -215.19            215.19
   3/28/95           1,602       PURCHASED               1.00          0.00            -1,602.13          1,602.13
   3/30/95          72,376       PURCHASED               1.00          0.00           -72,376.40         72,376.40
   3/31/95          74,200       SOLD                    1.00          0.00            74,200.00         74,200.00
   4/ 3/95              24       SOLD                    1.00          0.00                23.87             23.87

                     TOTAL                                             0.00           832,396.48        832,396.48

06967-066
PAGE 40
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $3,209,744.70
                    *****************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS             COST

                   FIDELITY INVESTMENT GRADE BOND FUND
                 ---------------------------------------
  01/10/95           2,806       REINVESTED              0.00          0.00           -19,219.89         19,219.89
   1/23/95           7,258       SOLD                    6.82          0.00            49,500.00         53,154.68
   2/ 1/95           6,150       PURCHASED               6.87          0.00           -42,250.00         42,250.00
  02/07/95           2,691       REINVESTED              0.00          0.00           -18,541.70         18,541.70
  12/13/94           8,183       PURCHASED               6.88          0.00           -56,300.00         56,300.00
   2/27/95           6,239       PURCHASED               6.94          0.00           -43,300.00         43,300.00
  03/15/95           2,464       REINVESTED              0.00          0.00           -17,121.54         17,121.54
   3/14/95           5,244       PURCHASED               6.97          0.00           -36,550.00         36,550.00
   3/30/95           5,905       PURCHASED               6.96          0.00           -41,100.00         41,100.00
  04/12/95           2,861       REINVESTED              0.00          0.00           -19,884.37         19,884.37
   5/ 3/95          34,375       SOLD                    7.04          0.00           242,000.00        250,657.07
  05/10/95           2,777       REINVESTED              0.00          0.00           -19,467.61         19,467.61
   5/15/95           5,302       PURCHASED               7.13          0.00           -37,800.00         37,800.00
   5/19/95             238       SOLD                    7.14          0.00             1,700.00          1,735.33
   6/15/95           4,840       PURCHASED               7.21          0.00           -34,900.00         34,900.00
   6/14/95           5,803       PURCHASED               7.22          0.00           -41,900.00         41,900.00
  06/20/95           2,642       REINVESTED              0.00          0.00           -19,073.55         19,073.55
   6/ 2/95           1,986       PURCHASED               7.25          0.00           -14,398.84         14,398.84
  06/21/95           2,642       REINVESTED              0.00          0.00           -19,073.55         19,073.55
   6/28/95           2,669       SOLD                    7.23          0.00            19,300.00         19,449.36
   6/29/95           5,285       PURCHASED               7.19          0.00           -38,000.00         38,000.00
  07/14/95           2,589       REINVESTED              0.00          0.00           -18,639.52         18,639.52
   7/13/95           4,296       PURCHASED               7.24          0.00           -31,100.00         31,100.00
   8/ 2/95           1,499       PURCHASED               7.14          0.00           -10,700.00         10,700.00
  08/07/95           2,750       REINVESTED              0.00          0.00           -19,637.44         19,637.44
   8/16/95           5,127       PURCHASED               7.10          0.00           -36,400.00         36,400.00
  09/05/95           2,870       REINVESTED              0.00          0.00           -20,579.30         20,579.30
   9/ 1/95             542       PURCHASED               7.19          0.00            -3,900.00          3,900.00
   9/18/95           2,069       PURCHASED               7.20          0.00           -14,900.00         14,900.00
   9/28/95           5,356       PURCHASED               7.17          0.00           -38,400.00         38,400.00

06967-066
PAGE 41
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $3,209,744.70
                    *****************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS             COST
  10/02/95           2,793       REINVESTED              0.00          0.00           -20,105.02         20,105.02
  10/23/95           4,461       PURCHASED               7.24          0.00           -32,300.00         32,300.00
  11/02/95           2,855       REINVESTED              0.00          0.00           -20,724.26         20,724.26
  11/30/95          15,109       PURCHASED               7.32          0.00          -110,600.00        110,600.00
  12/04/95           2,791       REINVESTED              0.00          0.00           -20,432.96         20,432.96

                     TOTAL                                             0.00         1,229,799.55      1,242,295.99

                        VICTORY FINANCIAL RESERVES PORT
                  -----------------------------------------
   4/ 3/95              49       PURCHASED               1.00          0.00               -48.67             48.67
   4/ 4/95              12       PURCHASED               1.00          0.00               -11.70             11.70
   4/12/95          33,722       PURCHASED               1.00          0.00           -33,721.62         33,721.62
   4/17/95             240       PURCHASED               1.00          0.00              -240.32            240.32
   4/26/95           3,355       PURCHASED               1.00          0.00            -3,355.35          3,355.35
   4/28/95          38,009       PURCHASED               1.00          0.00           -38,008.56         38,008.56
   5/ 1/95             119       PURCHASED               1.00          0.00              -118.69            118.69
   5/ 4/95          75,505       SOLD                    1.00          0.00            75,504.91         75,504.91
   5/ 8/95          28,907       PURCHASED               1.00          0.00           -28,906.72         28,906.72
   5/ 9/95          28,644       SOLD                    1.00          0.00            28,643.79         28,643.79
   5/10/95             267       PURCHASED               1.00          0.00              -266.90            266.90
   5/15/95          37,342       PURCHASED               1.00          0.00           -37,341.60         37,341.60
   5/16/95          37,800       SOLD                    1.00          0.00            37,800.00         37,800.00
   5/18/95              71       SOLD                    1.00          0.00                71.43             71.43
   5/23/95              55       PURCHASED               1.00          0.00               -54.91             54.91
   5/24/95             103       PURCHASED               1.00          0.00              -102.95            102.95
   5/30/95              73       PURCHASED               1.00          0.00               -73.44             73.44
   5/31/95          39,544       PURCHASED               1.00          0.00           -39,544.11         39,544.11
   6/ 2/95              52       PURCHASED               1.00          0.00               -51.70             51.70
   6/ 8/95          18,876       SOLD                    1.00          0.00            18,876.36         18,876.36
   6/ 9/95              33       PURCHASED               1.00          0.00               -33.12             33.12
   6/15/95          14,028       PURCHASED               1.00          0.00           -14,028.19         14,028.19
   6/16/95          34,889       SOLD                    1.00          0.00            34,889.19         34,889.19

06967-066
PAGE 42
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $3,209,744.70
                    *****************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS             COST
   6/23/95              26       PURCHASED               1.00          0.00               -26.39             26.39
   6/29/95             149       SOLD                    1.00          0.00               149.26            149.26
   6/30/95           7,276       PURCHASED               1.00          0.00            -7,275.71          7,275.71
   7/ 3/95              82       PURCHASED               1.00          0.00               -82.19             82.19
   7/ 5/95           7,245       SOLD                    1.00          0.00             7,245.39          7,245.39
   7/ 7/95              29       PURCHASED               1.00          0.00               -28.75             28.75
   7/14/95             133       SOLD                    1.00          0.00               132.95            132.95
   7/21/95              17       PURCHASED               1.00          0.00               -17.28             17.28
   8/ 1/95               5       PURCHASED               1.00          0.00                -4.70              4.70
   8/ 2/95          38,336       PURCHASED               1.00          0.00           -38,335.83         38,335.83
   8/ 3/95          20,760       SOLD                    1.00          0.00            20,760.38         20,760.38
   8/ 4/95          10,310       SOLD                    1.00          0.00            10,309.61         10,309.61
   8/ 7/95             550       SOLD                    1.00          0.00               550.16            550.16
   8/ 8/95           6,645       SOLD                    1.00          0.00             6,645.32          6,645.32
   8/16/95          36,328       PURCHASED               1.00          0.00           -36,328.05         36,328.05
   8/17/95          36,358       SOLD                    1.00          0.00            36,358.14         36,358.14
   8/18/95              16       PURCHASED               1.00          0.00               -15.82             15.82
   8/31/95          38,506       PURCHASED               1.00          0.00           -38,505.97         38,505.97
   9/ 1/95              24       PURCHASED               1.00          0.00               -23.50             23.50
   9/ 5/95          17,710       SOLD                    1.00          0.00            17,710.04         17,710.04
   9/ 6/95           2,733       SOLD                    1.00          0.00             2,732.77          2,732.77
   9/12/95          18,038       SOLD                    1.00          0.00            18,037.91         18,037.91
   9/19/95          15,112       PURCHASED               1.00          0.00           -15,111.81         15,111.81
   9/20/95          14,900       SOLD                    1.00          0.00            14,900.00         14,900.00
   9/28/95             347       SOLD                    1.00          0.00               346.94            346.94
   9/29/95          38,339       PURCHASED               1.00          0.00           -38,338.85         38,338.85
  10/ 2/95          38,265       SOLD                    1.00          0.00            38,264.85         38,264.85
  10/ 4/95              81       PURCHASED               1.00          0.00               -80.72             80.72
  10/10/95             155       SOLD                    1.00          0.00               154.72            154.72
  10/24/95          32,391       PURCHASED               1.00          0.00           -32,390.72         32,390.72
  10/25/95          32,300       SOLD                    1.00          0.00            32,300.00         32,300.00
  10/30/95              31       PURCHASED               1.00          0.00               -30.92             30.92
  10/31/95          37,997       PURCHASED               1.00          0.00           -37,997.36         37,997.36

06967-066
PAGE 43
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $3,209,744.70
                    *****************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS             COST
  11/ 1/95              16       PURCHASED               1.00          0.00               -15.95             15.95
  11/ 7/95             280       SOLD                    1.00          0.00               280.28            280.28
  11/10/95           2,432       PURCHASED               1.00          0.00            -2,431.73          2,431.73
  11/13/95             174       PURCHASED               1.00          0.00              -174.26            174.26
  11/14/95          36,128       PURCHASED               1.00          0.00           -36,127.67         36,127.67
  11/27/95              33       PURCHASED               1.00          0.00               -33.35             33.35
  11/28/95             579       SOLD                    1.00          0.00               578.64            578.64
  11/29/95           1,971       SOLD                    1.00          0.00             1,970.84          1,970.84
  11/30/95          36,569       PURCHASED               1.00          0.00           -36,569.39         36,569.39
  11/30/95         110,600       SOLD                    1.00          0.00           110,600.00        110,600.00
  12/ 1/95         110,849       PURCHASED               1.00          0.00          -110,848.88        110,848.88
  12/ 4/95         110,600       SOLD                    1.00          0.00           110,600.00        110,600.00
  12/11/95              44       PURCHASED               1.00          0.00               -44.26             44.26
  12/14/95          34,310       PURCHASED               1.00          0.00           -34,309.67         34,309.67
  12/15/95             129       PURCHASED               1.00          0.00              -128.60            128.60
  12/28/95              47       PURCHASED               1.00          0.00               -46.97             46.97

                     TOTAL                                             0.00         1,287,647.73      1,287,647.73

                      VICTORY PRIME OBLIGATIONS FUND
                   ------------------------------------
   1/ 4/95              70       PURCHASED               1.00          0.00               -69.63             69.63
   1/ 6/95              81       PURCHASED               1.00          0.00               -81.18             81.18
   1/11/95          36,272       PURCHASED               1.00          0.00           -36,271.95         36,271.95
   1/12/95           1,119       PURCHASED               1.00          0.00            -1,118.57          1,118.57
   1/19/95              82       PURCHASED               1.00          0.00               -82.23             82.23
   1/24/95          37,670       SOLD                    1.00          0.00            37,669.88         37,669.88
   1/25/95          17,335       PURCHASED               1.00          0.00           -17,335.47         17,335.47
   1/26/95          17,335       SOLD                    1.00          0.00            17,335.47         17,335.47
   1/30/95          42,265       PURCHASED               1.00          0.00           -42,264.99         42,264.99
   2/ 2/95          42,167       SOLD                    1.00          0.00            42,167.34         42,167.34
   2/ 3/95              63       PURCHASED               1.00          0.00               -62.95             62.95
   2/ 9/95           2,169       PURCHASED               1.00          0.00            -2,169.37          2,169.37

06967-066
PAGE 44
DIEBOLD INC SAL 401K- INVT GR BD FD
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                  COMPUTED ON A 12/31/94 VALUE OF $3,209,744.70
                    *****************************************

  TRADE            SHARES/       PURCHASE/             UNIT        TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE            PAR VALUE         SALE               PRICE          EXPENSE         PROCEEDS             COST
   2/13/95          54,067       PURCHASED               1.00          0.00           -54,066.66         54,066.66
   2/14/95          56,300       SOLD                    1.00          0.00            56,300.00         56,300.00
   2/17/95             231       PURCHASED               1.00          0.00              -230.56            230.56
   2/28/95             280       SOLD                    1.00          0.00               279.75            279.75
   3/ 2/95              95       PURCHASED               1.00          0.00               -94.79             94.79
   3/14/95          36,449       PURCHASED               1.00          0.00           -36,448.69         36,448.69
   3/15/95          36,550       SOLD                    1.00          0.00            36,550.00         36,550.00
   3/17/95              73       PURCHASED               1.00          0.00               -72.70             72.70
   3/30/95          41,035       PURCHASED               1.00          0.00           -41,035.05         41,035.05
   3/31/95          41,100       SOLD                    1.00          0.00            41,100.00         41,100.00
   4/ 3/95              49       SOLD                    1.00          0.00                48.67             48.67

                     TOTAL                                             0.00           462,855.90        462,855.90

06967-076
PAGE 29
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $844,893.50
                      *************************************

  TRADE         SHARES/       PURCHASE/               UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                 PRICE            EXPENSE         PROCEEDS             COST

                FIDELITY MONEY MKT TR RET GOVT M-MKT
              ------------------------------------------
  01/10/95         3,699      REINVESTED              0.00              0.00            -3,699.34         3,699.34
   1/23/95        71,011      PURCHASED               1.00              0.00           -71,011.42        71,011.42
   2/ 1/95        10,508      PURCHASED               1.00              0.00           -10,508.10        10,508.10
  02/07/95         3,928      REINVESTED              0.00              0.00            -3,928.35         3,928.35
   2/13/95        26,257      PURCHASED               1.00              0.00           -26,257.40        26,257.40
   2/27/95        11,429      PURCHASED               1.00              0.00           -11,428.56        11,428.56
   3/14/95        10,736      PURCHASED               1.00              0.00           -10,735.60        10,735.60
  03/15/95         4,095      REINVESTED              0.00              0.00            -4,094.68         4,094.68
   3/30/95        11,138      PURCHASED               1.00              0.00           -11,138.01        11,138.01
  04/12/95         4,756      REINVESTED              0.00              0.00            -4,756.36         4,756.36
   5/ 3/95       132,407      PURCHASED               1.00              0.00          -132,407.44       132,407.44
  05/10/95         4,725      REINVESTED              0.00              0.00            -4,725.03         4,725.03
   5/15/95        14,336      PURCHASED               1.00              0.00           -14,336.12        14,336.12
   5/19/95         8,613      SOLD                    1.00              0.00             8,613.02         8,613.02
   6/14/95        12,124      PURCHASED               1.00              0.00           -12,123.51        12,123.51
   6/15/95        13,878      PURCHASED               1.00              0.00           -13,878.20        13,878.20
  06/21/95         5,517      REINVESTED              0.00              0.00            -5,516.50         5,516.50
   6/28/95         3,140      PURCHASED               1.00              0.00            -3,139.68         3,139.68
   6/29/95        14,520      PURCHASED               1.00              0.00           -14,520.49        14,520.49
  07/13/95         5,470      REINVESTED              0.00              0.00            -5,470.42         5,470.42
   7/13/95        13,160      PURCHASED               1.00              0.00           -13,160.33        13,160.33
   8/ 2/95         7,869      PURCHASED               1.00              0.00            -7,869.29         7,869.29
  08/07/95         5,745      REINVESTED              0.00              0.00            -5,744.91         5,744.91
   8/16/95        14,282      PURCHASED               1.00              0.00           -14,281.84        14,281.84
  09/05/95         5,773      REINVESTED              0.00              0.00            -5,773.47         5,773.47
   9/ 1/95        23,551      SOLD                    1.00              0.00            23,550.61        23,550.61
   9/18/95         9,613      SOLD                    1.00              0.00             9,612.60         9,612.60
   9/28/95        13,632      PURCHASED               1.00              0.00           -13,632.16        13,632.16
  10/02/95         5,526      REINVESTED              0.00              0.00            -5,526.31         5,526.31
  10/23/95        12,700      PURCHASED               1.00              0.00           -12,700.00        12,700.00

06967-076
PAGE 30
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $844,893.50
                      *************************************

  TRADE         SHARES/       PURCHASE/               UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE          PAR VALUE       SALE                 PRICE            EXPENSE         PROCEEDS             COST
 11/02/95          5,709      REINVESTED              0.00              0.00            -5,709.04         5,709.04
 11/30/95         29,200      PURCHASED               1.00              0.00           -29,200.00        29,200.00
 12/04/95          5,617      REINVESTED              0.00              0.00            -5,616.59         5,616.59

                      TOTAL                                             0.00           524,665.38       524,665.38

                         MUTUAL FUNDS RECEIVABLES
               -----------------------------------------
 11/30/95         29,200      PURCHASED               1.00              0.00           -29,200.00        29,200.00
 11/30/95        -29,200      PURCHASE-REV            1.00              0.00            29,200.00       -29,200.00

                              TOTAL                                     0.00            58,400.00             0.00

                      VICTORY FINANCIAL RESERVES PORT
               ------------------------------------------
  4/28/95         27,556      PURCHASED               1.00              0.00           -27,555.78        27,555.78
  5/ 1/95             13      PURCHASED               1.00              0.00               -12.57            12.57
  5/ 4/95         26,548      SOLD                    1.00              0.00            26,547.52        26,547.52
  5/ 9/95          1,021      SOLD                    1.00              0.00             1,020.83         1,020.83
  5/15/95         14,336      PURCHASED               1.00              0.00           -14,336.12        14,336.12
  5/16/95         14,336      SOLD                    1.00              0.00            14,336.12        14,336.12
  5/24/95             69      PURCHASED               1.00              0.00               -68.64            68.64
  5/30/95              8      PURCHASED               1.00              0.00                -7.76             7.76
  5/31/95         14,004      PURCHASED               1.00              0.00           -14,003.78        14,003.78
  6/ 2/95             18      PURCHASED               1.00              0.00               -17.92            17.92
  6/ 5/95        105,265      PURCHASED               1.00              0.00          -105,265.01       105,265.01
  6/ 8/95          1,387      SOLD                    1.00              0.00             1,387.44         1,387.44
  6/ 9/95              8      PURCHASED               1.00              0.00                -7.76             7.76
  6/15/95        104,213      SOLD                    1.00              0.00           104,212.60       104,212.60
  6/16/95         13,771      SOLD                    1.00              0.00            13,770.83        13,770.83
  6/29/95          4,658      PURCHASED               1.00              0.00            -4,657.55         4,657.55
  6/30/95            107      SOLD                    1.00              0.00               107.37           107.37
  7/ 3/95            299      PURCHASED               1.00              0.00              -298.70           298.70

06967-076
PAGE 31
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $844,893.50
                      *************************************

  TRADE         SHARES/       PURCHASE/               UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                 PRICE            EXPENSE         PROCEEDS             COST
   7/ 5/95         4,658      SOLD                    1.00              0.00             4,657.55         4,657.55
   7/ 7/95             4      PURCHASED               1.00              0.00                -4.37             4.37
   7/14/95           196      SOLD                    1.00              0.00               195.70           195.70
   7/21/95             6      PURCHASED               1.00              0.00                -5.63             5.63
   8/ 1/95             3      PURCHASED               1.00              0.00                -3.17             3.17
   8/ 2/95        14,352      PURCHASED               1.00              0.00           -14,352.18        14,352.18
   8/ 3/95        11,021      SOLD                    1.00              0.00            11,021.32        11,021.32
   8/ 4/95         3,340      SOLD                    1.00              0.00             3,339.66         3,339.66
   8/ 7/95             6      PURCHASED               1.00              0.00                -5.83             5.83
   8/16/95        14,152      PURCHASED               1.00              0.00           -14,152.05        14,152.05
   8/17/95        14,158      SOLD                    1.00              0.00            14,157.88        14,157.88
   8/18/95             6      PURCHASED               1.00              0.00                -5.83             5.83
   8/29/95             6      SOLD                    1.00              0.00                 5.83             5.83
   8/31/95        10,739      PURCHASED               1.00              0.00           -10,738.69        10,738.69
   9/ 1/95             6      PURCHASED               1.00              0.00                -6.22             6.22
   9/ 5/95         8,828      PURCHASED               1.00              0.00            -8,827.80         8,827.80
   9/ 6/95           136      SOLD                    1.00              0.00               135.67           135.67
   9/ 7/95        23,551      PURCHASED               1.00              0.00           -23,550.61        23,550.61
   9/12/95        42,988      SOLD                    1.00              0.00            42,987.65        42,987.65
   9/29/95        13,576      PURCHASED               1.00              0.00           -13,575.88        13,575.88
  10/ 2/95        13,530      SOLD                    1.00              0.00            13,529.64        13,529.64
  10/ 4/95            56      PURCHASED               1.00              0.00               -56.27            56.27
  10/10/95             6      SOLD                    1.00              0.00                 6.06             6.06
  10/24/95        12,639      PURCHASED               1.00              0.00           -12,639.14        12,639.14
  10/25/95        12,700      SOLD                    1.00              0.00            12,700.00        12,700.00
  10/30/95             2      PURCHASED               1.00              0.00                -2.37             2.37
  10/31/95        13,669      PURCHASED               1.00              0.00           -13,668.70        13,668.70
  11/ 1/95             6      PURCHASED               1.00              0.00                -6.09             6.09
  11/ 7/95            79      SOLD                    1.00              0.00                78.55            78.55
  11/10/95        13,634      SOLD                    1.00              0.00            13,634.20        13,634.20
  11/14/95        11,844      PURCHASED               1.00              0.00           -11,844.20        11,844.20
  11/27/95             0      PURCHASED               1.00              0.00                -0.11             0.11
  11/28/95         3,983      SOLD                    1.00              0.00             3,982.52         3,982.52

06967-076
PAGE 32
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $844,893.50
                      *************************************

  TRADE         SHARES/       PURCHASE/               UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                 PRICE            EXPENSE         PROCEEDS             COST
  11/29/95         4,245      SOLD                    1.00              0.00             4,245.48         4,245.48
  11/30/95        25,605      PURCHASED               1.00              0.00           -25,605.11        25,605.11
  11/30/95        29,200      SOLD                    1.00              0.00            29,200.00        29,200.00
  12/ 1/95            43      PURCHASED               1.00              0.00               -43.29            43.29
  12/14/95        13,338      PURCHASED               1.00              0.00           -13,337.92        13,337.92
  12/15/95            71      PURCHASED               1.00              0.00               -70.50            70.50

                   TOTAL                                                0.00           643,993.97       643,993.97

                      VICTORY PRIME OBLIGATIONS FUND

                 -----------------------------------------
   1/ 4/95            20      PURCHASED               1.00              0.00               -20.06            20.06
   1/ 6/95             8      PURCHASED               1.00              0.00                -7.95             7.95
   1/11/95        10,519      PURCHASED               1.00              0.00           -10,519.09        10,519.09
   1/12/95         1,119      PURCHASED               1.00              0.00            -1,118.57         1,118.57
   1/19/95             8      PURCHASED               1.00              0.00                -8.48             8.48
   1/24/95         4,600      SOLD                    1.00              0.00             4,599.91         4,599.91
   1/25/95           208      PURCHASED               1.00              0.00              -207.55           207.55
   1/26/95         3,745      SOLD                    1.00              0.00             3,744.78         3,744.78
   1/30/95         6,971      PURCHASED               1.00              0.00            -6,971.09         6,971.09
   2/ 2/95        10,480      SOLD                    1.00              0.00            10,480.16        10,480.16
   2/ 3/95             8      PURCHASED               1.00              0.00                -7.76             7.76
   2/ 9/95        15,186      PURCHASED               1.00              0.00           -15,185.61        15,185.61
   2/13/95        11,036      PURCHASED               1.00              0.00           -11,036.09        11,036.09
   2/14/95        26,257      SOLD                    1.00              0.00            26,257.40        26,257.40
   2/17/95             8      PURCHASED               1.00              0.00                -7.76             7.76
   2/28/95             8      SOLD                    1.00              0.00                 7.76             7.76
   3/ 2/95            22      PURCHASED               1.00              0.00               -21.63            21.63
   3/ 7/95           440      PURCHASED               1.00              0.00              -439.59           439.59
   3/14/95        10,274      PURCHASED               1.00              0.00           -10,274.38        10,274.38
   3/15/95        10,736      SOLD                    1.00              0.00            10,735.60        10,735.60
   3/17/95             8      PURCHASED               1.00              0.00                -7.76             7.76
   3/30/95        11,130      PURCHASED               1.00              0.00           -11,130.25        11,130.25

06967-076
PAGE 33
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY ISSUE
                   COMPUTED ON A 12/31/94 VALUE OF $844,893.50
                      *************************************

  TRADE         SHARES/       PURCHASE/               UNIT         TRANSACTION      PURCHASE/SALE       HISTORICAL
  DATE           PAR VALUE      SALE                 PRICE            EXPENSE         PROCEEDS             COST
  3/31/95         11,138      SOLD                    1.00              0.00            11,138.01        11,138.01

                      TOTAL                                             0.00           133,927.24       133,927.24

06967-076
PAGE 34
DIEBOLD INC SAL 401K- RET GOVT MMF
12/31/94 TO 12/31/95

                     SCHEDULE OF REPORTABLE 5% TRANSACTIONS
                                    BY BROKER
                   COMPUTED ON A 12/31/94 VALUE OF $844,893.50
                     ***************************************

  TRADE        SHARES/     BUY/                                   TRANSACTION                          HISTORICAL
  DATE         PAR VALUE   SELL      DESCRIPTION                     EXPENSE           CASH              COST

                              MUTUAL FUND
               ---------------------------------------
  11/30/95        29,200    B   MUTUAL FUNDS RECEIVABLES              0.00         -29,200.00          29,200.00
  11/30/95       -29,200    B   MUTUAL FUNDS RECEIVABLES              0.00          29,200.00         -29,200.00

                                   SIGNATURES



Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this annual report to be signed on its behalf by the undersigned hereunto duly authorized.








                                       DIEBOLD, INCORPORATED 401(k) SAVINGS PLAN
                                       -----------------------------------------
                                                      (Name of Plan)





Date:  June 24, 1996                            By: /s/ Gerald F. Morris
      --------------                            ----------------------
                                                    Gerald F. Morris
                                                    Executive Vice President and
                                                    Chief Financial Officer
                                                    (Principal Accounting and
                                                    Financial Officer)

                              DIEBOLD, INCORPORATED

                                    FORM 11-K

                                INDEX TO EXHIBITS



EXHIBIT NO.                                                         PAGE NO.
- -----------                                                         --------

      23.     Consent of Independent Auditors                         56